Filed pursuant to Rule 424(b)(2)
SEC File No. 333-130569

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
Debt Securities	$2,250,000,000	$69,075

(1) Calculated in accordance with Rule 457(r) under the Securities Act of 1933.

(2) This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the Company’s Registration Statement on Form S-3 (File No. 333-130569) in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933.

PROSPECTUS SUPPLEMENT

(To Prospectus dated December 21, 2005)

$2,250,000,000

Wal-Mart Stores, Inc.

$500,000,000 5.000% Notes Due 2012

$1,000,000,000 5.375% Notes Due 2017

$750,000,000 5.875% Notes Due 2027

We are offering $500,000,000 of our 5.000% notes due 2012, $1,000,000,000 of our 5.375% notes due 2017 and $750,000,000 of our 5.875% notes due 2027.

We will pay interest on the notes of each series on April 5 and October 5 of each year, beginning on October 5, 2007. Interest will accrue from April 5, 2007. The 2012 notes will mature on April 5, 2012; the 2017 notes will mature on April 5, 2017; and the 2027 notes will mature on April 5, 2027.

The notes of each series will be our senior unsecured debt obligations and will rank equally with our other senior unsecured indebtedness. The notes of each series will not be convertible or exchangeable. The notes will not be redeemable except upon the occurrence of certain events relating to U.S. taxation as described under “Description of the Notes—Redemption upon Tax Event” in this prospectus supplement.

We will not list the notes of any series for trading on any securities exchange. Currently, no public market exists for the notes of any series.

	Per 2012 Note	Per 2017 Note	Per 2027 Note	Total
Public Offering Price	99.646%	99.626%	99.813%	$2,243,087,500
Underwriting Discount	0.350%	0.450%	0.875%	$12,812,500
Proceeds, before expenses, to Wal-Mart Stores, Inc.	99.296%	99.176%	98.938%	$2,230,275,000

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes in book-entry form through the facilities of The Depository Trust Company on or about April 5, 2007.

Joint Book-Running Managers

DEUTSCHE BANK SECURITIES	JPMORGAN	LEHMAN BROTHERS

Senior Co-Managers

CREDIT SUISSE	CITIGROUP	GOLDMAN, SACHS & CO.	UBS INVESTMENT BANK

Co-Managers

BANC OF AMERICA SECURITIES LLC	CASTLEOAK SECURITIES, L.P.
DAIWA SECURITIES AMERICA INC.	DRESDNER KLEINWORT
GUZMAN & COMPANY	HSBC
MITSUBISHI UFJ SECURITIES	MIZUHO SECURITIES USA INC.
SIEBERT CAPITAL MARKETS	SANTANDER INVESTMENT
STANDARD CHARTERED BANK	TD SECURITIES
WACHOVIA SECURITIES

March 29, 2007

You should rely on the information contained in this prospectus supplement and contained or incorporated by reference into the accompanying prospectus. No one has been authorized to provide you with different information. If this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on the information contained in this prospectus supplement.

The distribution of this prospectus supplement and the accompanying prospectus and the offering or sale of the notes in some jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the accompanying prospectus come are required by us and the underwriters to inform themselves about and to observe any applicable restrictions. This prospectus supplement and the accompanying prospectus may not be used for or in connection with an offer or solicitation by any person in any jurisdiction in which that offer or solicitation is not authorized or to any person to whom it is unlawful to make that offer or solicitation. See “Underwriting” in this prospectus supplement.

WAL-MART STORES, INC.

We are a global retailer, with total net sales of $345.0 billion in our fiscal year ended January 31, 2007. We operate retail stores in various formats around the world, serving our customers through the operation of three business segments:

•	Wal-Mart Stores, which include our supercenters, discount stores and Neighborhood Markets in the United States;

•	Sam’s Clubs, which include our warehouse membership Clubs in the United States; and

•	the International segment of our business.

We currently operate in all 50 states of the United States, as well as in Argentina, Brazil, Canada, Costa Rica, El Salvador, Guatemala, Honduras, Japan, Mexico, Nicaragua, Puerto Rico and the United Kingdom, and in China under joint venture agreements. As of January 31, 2007, we operated in the United States:

•	2,256 supercenters;

•	1,075 discount stores;

•	112 Neighborhood Markets; and

•	579 Sam’s Clubs.

As of January 31, 2007, we operated 289 units in Canada, 13 units in Argentina, 299 units in Brazil, 137 units in Costa Rica, 63 units in El Salvador, 132 units in Guatemala, 41 units in Honduras, 392 units in Japan, 889 units in Mexico, 40 units in Nicaragua, 54 units in Puerto Rico, 335 units in the United Kingdom and, under joint venture agreements, 73 units in China. The units in these countries include various retail formats and, in Mexico, restaurants. Our operations in Central America, Japan and Mexico are conducted through majority-owned subsidiaries.

Wal-Mart Stores, Inc. is the parent company of a group of subsidiary companies, including Wal-Mart.com, Inc., Asda Group Limited, The Seiyu, Ltd., Wal-Mart de Mexico, S.A. de C.V., Wal-Mart Central America, Sam’s West, Inc., Sam’s East, Inc., Wal-Mart Stores East, LP, Sam’s Property Co., Wal-Mart Property Co., Wal-Mart Real Estate Business Trust and Sam’s Real Estate Business Trust. The information presented above relates to our operations and our subsidiaries on a consolidated basis.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the notes will be approximately $2,230,075,000 after underwriting discounts and payment of transaction expenses.

We will use the net proceeds from the sale of the notes to repay a portion of our commercial paper indebtedness.

CAPITALIZATION

The following table presents the consolidated capitalization of Wal-Mart Stores, Inc. and its subsidiaries at January 31, 2007 and as adjusted to give effect to the offering of the notes being offered hereby and the application of the net proceeds from the sale of the notes (after underwriting discounts and estimated transaction expenses) to repay a portion of our commercial paper indebtedness.

	January 31, 2007
	Actual	As Adjusted
	(in millions)
Short-term debt
Commercial paper	$2,570	$340
Long-term debt due within one year	5,428	5,428
Obligations under capital leases due within one year	285	285

Total short-term debt and capital lease obligations	8,283	6,053
Long-term debt
5.000% notes due 2012	—	500
5.375% notes due 2017	—	1,000
5.875% notes due 2027	—	750
Other long-term debt	27,222	27,222
Long-term obligations under capital leases	3,513	3,513

Total long-term debt and capital lease obligations	30,735	32,985
Shareholders’ equity
Common stock and capital in excess of par value	3,247	3,247
Retained earnings	55,818	55,818
Accumulated other comprehensive income	2,508	2,508

Total shareholders’ equity	61,573	61,573

Total debt and capital lease obligations and shareholders’ equity	$100,591	$100,611

We are offering the notes pursuant to a shelf registration statement that we have on file with the SEC (Registration No. 333-130569), of which the accompanying prospectus is a part and this prospectus supplement is deemed to be a part. No limit exists on the amount of our debt securities that we may offer and sell pursuant to that shelf registration statement.

SELECTED FINANCIAL DATA

The following table presents selected financial data of Wal-Mart and its subsidiaries for the fiscal years specified.

	Fiscal Years Ended January 31,
	2007	2006	2005	2004	2003
	(in millions)
Income Statement Data:
Net sales	$344,992	$308,945	$281,488	$252,792	$226,479
Cost of sales	264,152	237,649	216,832	195,922	175,769
Operating, selling, general and administrative expenses	64,001	55,739	50,178	43,877	39,178
Interest expense, net	1,529	1,178	980	825	930
Income from continuing operations	12,178	11,408	10,482	9,096	7,940
Net income	11,284	11,231	10,267	9,054	7,955

	As of January 31,
	2007	2006	2005	2004	2003
	(in millions)
Balance Sheet Data:
Current assets of continuing operations	$46,588	$43,146	$37,913	$33,548	$28,867
Inventories	33,685	31,910	29,419	26,263	24,098
Property, equipment and capital lease assets, net	88,440	77,865	66,549	57,591	50,053
Total assets of continuing operations	151,193	135,624	117,139	102,455	90,229
Current liabilities of continuing operations	51,754	48,348	42,609	37,308	31,752
Long-term debt	27,222	26,429	20,087	17,088	16,545
Long-term obligations under capital leases	3,513	3,667	3,073	2,888	2,903
Shareholders’ equity	61,573	53,171	49,396	43,623	39,461

The above selected financial data as of and for the fiscal years ended January 31, 2003, 2004, 2005, 2006 and 2007 have been reclassified to reflect the dispositions of our operations in South Korea and Germany, both of which were completed in the third quarter ended October 31, 2006. The amounts related to our South Korean and German operations, including our gain on the disposition of our South Korean operations and the loss on our disposition of our German operations, and the assets and liabilities of those operations have been treated as discontinued operations in our consolidated statements of income, condensed statements of cash flows and condensed balance sheets commencing in the quarter ended July 31, 2006. In addition, the above selected financial data as of January 31, 2003 and for the fiscal year then ended have been reclassified to reflect the sale of McLane Company, Inc. (“McLane”) on May 23, 2003. McLane has been treated as a discontinued operation commencing in the quarter ended July 31, 2003.

On February 1, 2003, we adopted the expense recognition provisions of the Financial Accounting Standards Board Statement No. 123, Accounting and Disclosure of Stock-Based Compensation (“FAS 123”), under which we recognize non-cash compensation expense based on the fair value of the stock options granted by us. We have chosen to restate retroactively our results of operations for that accounting charge. The above income statement data for the year ended January 31, 2003 has been restated from prior presentations to reflect that expense recognition. Following the provisions of FAS 123, we have reflected in the above table the recognition of pre-tax stock option expense of $130 million for fiscal year 2003. This expense is included in the amounts under “Operating, selling, general and administrative expenses” in the above income statement data. We adopted the revision to FAS 123 issued by the Financial Accounting Standards Board in December 2004 (“FAS 123R”) upon its release. Our adoption of FAS 123R did not have a material impact on our results of operations, financial position or cash flows.

RATIO OF EARNINGS TO FIXED CHARGES

We have modified the manner in which we calculate our ratio of earnings to fixed charges following the disposition of our German and South Korean operations, which dispositions are discussed under “Selected Financial Data” in this prospectus supplement. For the purpose of computing our ratios of earnings to fixed charges, we now define “earnings” to mean our earnings from continuing operations before income taxes and fixed charges, excluding capitalized interest and earnings attributable to minority interests owned by others in our subsidiaries. The information contained under the “Ratio of Earnings to Fixed Charges” in the accompanying prospectus that describes the manner in which we calculate our ratio of earnings to fixed charges otherwise remains accurate.

As a result of the change described above, certain reclassifications have been made to the periods ended January 31, 2006 to conform to the fiscal 2007 presentation. In addition, the effect of the dispositions of our South Korean and German operations in the quarter ended October 31, 2006 and of the sale of McLane in May, 2003, which is discussed above under “Selected Financial Data,” has been excluded for all periods presented.

The following table sets forth the ratio of our earnings to fixed charges for the periods indicated calculated as described above and otherwise as described in the accompanying prospectus and supersedes the table showing the ratios of earnings to fixed charge set forth under “Ratio of Earnings to Fixed Charges” in the accompanying prospectus:

Year Ended January 31,
2007	2006	2005	2004	2003
8.7x	9.8x	10.7x	10.7x	9.1x

DESCRIPTION OF THE NOTES

The following description of the terms and conditions of the notes supplements the description of the more general terms and conditions of Wal-Mart’s debt securities contained in the accompanying prospectus.

The notes of each series will be issued under and pursuant to the indenture dated as of July 19, 2005 between us and The Bank of New York Trust Company, N.A., as trustee, as supplemented. The notes will be issued in registered book-entry form without interest coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes of each series will be our senior unsecured debt obligations and will rank equally among themselves and with all of our existing and future senior unsecured debt.

The 2012 notes will mature on April 5, 2012; the 2017 notes will mature on April 5, 2017; and the 2027 notes will mature on April 5, 2027. Unless previously redeemed or purchased and cancelled, we will repay the notes of each series at 100% of their principal amount, together with accrued and unpaid interest thereon, at their maturity. We will pay principal of and interest on the notes in U.S. dollars.

The 2012 notes will be initially issued in a total principal amount of $500,000,000; the 2017 notes will be initially issued in a total principal amount of $1,000,000,000; and the 2027 notes will be initially issued in a total principal amount of $750,000,000. We may, without the consent of the holders of the notes of a series, create and issue additional notes of that series ranking equally with and otherwise similar in all respects to the notes of that series (except for the public offering price and the issue date) so that those additional notes will be consolidated and form a single series with the other outstanding notes of that series. No additional notes of a series may be issued if an event of default under the indenture has occurred and is continuing.

The notes of each series will bear interest from April 5, 2007 at the annual interest rate specified for that series on the cover page of this prospectus supplement. Interest on each note will be payable semi-annually in arrears on April 5 and October 5 of each year, beginning on October 5, 2007, to the person in whose name the note is registered at the close of business on the immediately preceding April 1 or October 1, as the case may be. Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

We will pay to beneficial owners of notes who are non-U.S. persons additional amounts in the event of deduction or withholding of taxes, assessments or other governmental charges imposed by the United States or any taxing authority thereof or therein, subject to the terms and limitations set forth under “Description of the Debt Securities—Payment of Additional Amounts” in the accompanying prospectus.

The notes will not be subject to a sinking fund and will not be convertible or exchangeable. The notes will not be redeemable prior to maturity, except as set forth under “—Redemption upon Tax Event” in this prospectus supplement. The notes of each series will be subject to defeasance as described in the accompanying prospectus.

The terms and conditions of the notes of each series, including, among other provisions, the covenants and events of default, differ from the terms and conditions of some other debt securities that we previously have offered and sold and that remain outstanding. For example, the notes of each series do not have the covenant restricting the grant of liens and cross-default event of default provisions that are contained in some of our outstanding debt securities.

If any interest payment date for the notes of a series would otherwise be a day that is not a business day, then the interest payment date will be postponed to the following date that is a business day. Interest will not accrue as a result of any delayed payment. The term “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close in The City of New York.

Notices to holders of the notes will be mailed to such holders. Any notice shall be deemed to have been given on the date of mailing. So long as the notes of a series are in book-entry form and registered in the name of

The Depository Trust Company (“DTC”) or its nominee, any notices required to be given to the holders of those notes will be given to DTC. You will not receive notices regarding the notes directly from us unless we reissue the notes to you in fully certificated form.

The Bank of New York Trust Company, N.A. is the trustee under the indenture governing the notes. The Bank of New York Trust Company, N.A. is a national banking association organized under and governed by the laws of the United States and provides trust services and acts as indenture trustee for numerous corporate securities issuances, including for other series of debt securities of which we are the issuer. The Bank of New York Trust Company, N.A. will also be the registrar, paying agent and transfer agent for the notes.

The notes will be, and the indenture is, governed by the laws of the State of New York.

The notes will not be listed for trading on any exchange. Currently, no public market exists for the notes of any series, and no assurance can be given that one will develop.

Same-Day Settlement and Payment

We will make all payments of principal and interest on the notes to DTC in immediately available funds. The notes will trade in the same-day funds settlement system in the United States until maturity. Purchases of notes in secondary market trading must be in immediately available funds. Secondary market trading in the notes between participants in Clearstream Banking, societé anonyme (“Clearstream”) and Euroclear Bank S.A./N.V. (“Euroclear”) will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to eurobonds in immediately available funds. See “Book-Entry Issuance” in this prospectus supplement and the accompanying prospectus.

Redemption upon Tax Event

We may redeem the notes of a series if certain tax-related events occur as described under “Description of the Debt Securities—Redemption upon Tax Event” in the accompanying prospectus. For purposes of such redemption right, the date of this prospectus supplement will be deemed to be the date of “the prospectus supplement relating to the first offer and sale of debt securities of that series” as that phrase is used in “Description of the Debt Securities—Redemption upon Tax Event” in the accompanying prospectus.

BOOK-ENTRY ISSUANCE

The notes of each series will be represented by one or more global securities that will be deposited with and registered in the name of DTC or its nominee. We will not issue certificated securities to you for the notes you purchase, except in the limited circumstances described below. Each global security will be issued to DTC, which will keep a computerized record of its participants whose clients have purchased the notes of a particular series. Each participant will then keep a record of its clients. Unless it is exchanged in whole or in part for a certificated security, a global security may not be transferred. DTC, its nominees and their successors may, however, transfer a global security as a whole to one another, and these transfers are required to be recorded on our records or a register to be maintained by the trustee.

Additional information concerning book-entry procedures, as well as DTC, Clearstream and Euroclear, is set forth under “Book-Entry Issuance” in the accompanying prospectus.

Beneficial interests in a global security will be shown on, and transfers of beneficial interests in the global securities will be made only through, records maintained by DTC and its participants. When you purchase notes through the DTC system, the purchases must be made by or through a direct participant, which will receive credit for the notes on DTC’s records. When you actually purchase the notes, you will become their beneficial owner. Your ownership interest will be recorded only on the direct or indirect participants’ records. DTC will have no knowledge of your individual ownership of the notes. DTC’s records will show only the identity of the direct participants and the amount of the notes held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You should instead receive these from your direct or indirect participant. As a result, the direct or indirect participants are responsible for keeping accurate account of the holdings of their customers. The trustee will wire payments on the notes to DTC’s nominee. The trustee and we will treat DTC’s nominee as the owner of each global security for all purposes. Accordingly, the trustee, any paying agent and we will have no direct responsibility or liability to pay amounts due on a global security to you or any other beneficial owners in that global security. Any redemption notices will be sent by us directly to DTC, which will, in turn, inform the direct participants (or the indirect participants), which will then contact you as a beneficial holder.

It is DTC’s current practice, upon receipt of any payment of principal, interest, redemption prices, distributions or liquidation amounts, to credit direct participants’ accounts proportionately on the payment date based on their holdings. In addition, it is DTC’s current practice to pass through any consenting or voting rights to such participants by using an omnibus proxy. Those participants will, in turn, make payments to and solicit votes from you, the ultimate owner of notes, based on their customary practices. Payments to you will be the responsibility of the participants and not of DTC, the trustee or our company.

Notes of a series represented by global securities will be exchangeable for certificated securities with the same terms in authorized denominations only in the circumstances described in “Book-Entry Issuance—Definitive Debt Securities” in the accompanying prospectus. If the global securities are exchanged for certificated securities, the trustee will keep the registration books for the notes at its corporate office and follow customary practices and procedures regarding those certificated securities.

Links have been established among DTC, Clearstream and Euroclear to facilitate the initial issuance of the notes sold outside of the United States and cross-market transfers of the notes associated with secondary market trading.

Although DTC, Clearstream and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time.

Clearstream and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the total ownership of each of the U.S. agents of Clearstream and Euroclear, as participants in DTC. When notes are to be transferred from the account of a DTC participant to the account of a Clearstream participant or a Euroclear participant, the purchaser must send instructions to Clearstream or Euroclear through a participant at least one day prior to settlement. Clearstream or Euroclear, as the case may be, will instruct its U.S. agent to receive notes against payment. After settlement, Clearstream or Euroclear will credit its participant’s account. Credit for the notes will appear on the next day (European time).

Because settlement is taking place during New York business hours, DTC participants will be able to employ their usual procedures for sending notes to the relevant U.S. agent acting for the benefit of Clearstream or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. As a result, to the DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants.

When a Clearstream or Euroclear participant wishes to transfer notes to a DTC participant, the seller will be required to send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream or Euroclear will instruct its U.S. agent to transfer these notes against payment for them. The payment will then be reflected in the account of the Clearstream or Euroclear participant the following day, with the proceeds back-valued to the value date, which would be the preceding day, when settlement occurs in New York. If settlement is not completed on the intended value date, that is, the trade fails, proceeds credited to the Clearstream or Euroclear participant’s account will instead be valued as of the actual settlement date.

You should be aware that you will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream and Euroclear on the days when those clearing systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time zone differences there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States.

TAX CONSEQUENCES TO HOLDERS

For a discussion of material U.S. federal income tax consequences of ownership of the notes, see “Tax Consequences to Holders” in the accompanying prospectus.

UNDERWRITING

Deutsche Bank Securities Inc., J.P. Morgan Securities Inc. and Lehman Brothers Inc. are acting as joint book-running managers of the offering of the notes and as representatives of the underwriters named below. Subject to the terms and conditions of the underwriting agreement and the related pricing agreement entered into among the underwriters and us, the underwriters named below have severally agreed to purchase from us the principal amount of notes set forth opposite their name below:

Underwriters	Principal Amount of 2012 Notes	Principal Amount of 2017 Notes	Principal Amount of 2027 Notes
Deutsche Bank Securities Inc.	$100,000,000	$200,000,000	$150,000,000
J.P. Morgan Securities Inc.	100,000,000	200,000,000	150,000,000
Lehman Brothers Inc.	100,000,000	200,000,000	150,000,000
Credit Suisse Securities (USA) LLC	25,000,000	50,000,000	37,500,000
Citigroup Global Markets Inc.	25,000,000	50,000,000	37,500,000
Goldman, Sachs & Co.	25,000,000	50,000,000	37,500,000
UBS Securities LLC	25,000,000	50,000,000	37,500,000
Banc of America Securities LLC	15,000,000	30,000,000	22,500,000
Mizuho Securities USA Inc.	15,000,000	30,000,000	22,500,000
Wachovia Capital Markets, LLC	15,000,000	30,000,000	22,500,000
HSBC Securities (USA) Inc.	7,500,000	15,000,000	11,250,000
Standard Chartered Bank	7,500,000	15,000,000	11,250,000
CastleOak Securities, L.P.	5,000,000	10,000,000	7,500,000
Daiwa Securities America Inc.	5,000,000	10,000,000	7,500,000
Dresdner Kleinwort Securities LLC	5,000,000	10,000,000	7,500,000
Guzman & Company	5,000,000	10,000,000	7,500,000
Mitsubishi UFJ Securities International plc	5,000,000	10,000,000	7,500,000
Muriel Siebert & Co., Inc.	5,000,000	10,000,000	7,500,000
Santander Investment Securities Inc.	5,000,000	10,000,000	7,500,000
TD Securities (USA) LLC	5,000,000	10,000,000	7,500,000

Total	$500,000,000	$1,000,000,000	$750,000,000

The underwriting agreement and the pricing agreement provide that the obligations of the several underwriters to purchase the notes included in this offering are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

The underwriters have advised us that they propose to offer the notes of each series initially at the price for that series set forth on the cover page of this prospectus supplement. The underwriters may also offer notes of that series to dealers at that price less concessions not in excess of 0.200% of the principal amount of the 2012 notes, 0.250% of the principal amount of the 2017 notes and 0.500% of the principal amount of the 2027 notes. The underwriters may allow, and these dealers may reallow, a concession to other dealers not in excess of 0.100% of the principal amount of the 2012 notes, 0.125% of the principal amount of the 2017 notes and 0.250% of the principal amount of the 2027 notes. After the offering of the notes is completed, the underwriters may change the offering price and other selling terms for the notes of any series.

In connection with the offering, Lehman Brothers Inc., on behalf of the underwriters, may engage in certain transactions that stabilize the price of the notes of one or more series, subject to applicable laws and regulations. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes of a series. If Lehman Brothers Inc. creates a short position in the notes of a series in connection with the offering by selling a larger principal amount of notes of that series than as set forth on the cover page of this prospectus supplement, Lehman Brothers Inc. may reduce that short position by purchasing notes of that series in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. Neither the underwriters nor we can make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes of a series as to which such transactions occur. In addition, neither the underwriters nor we make any representation that the underwriters will engage in such transactions, or that such transactions, once begun, will not be discontinued without notice.

The underwriters and their affiliates may, from time to time, in the ordinary course of business provide, and have provided in the past, investment or commercial banking services and/or advisory services to us and our affiliates. Affiliates of Deutsche Bank Securities Inc., Lehman Brothers Inc., Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc. and Goldman, Sachs & Co. are dealers in one or more of our euro-denominated and U.S. dollar-denominated commercial paper programs. Affiliates of certain of the underwriters are also lenders to us. This offering is being conducted pursuant to Conduct Rule 2710(h) of the NASD.

Standard Chartered Bank is not a U.S. registered broker-dealer and, therefore, will not effect any sales of the notes in the United States. Mitsubishi UFJ Securities International plc is not a U.S. registered broker-dealer and, therefore, to the extent that it intends to effect any sales of the notes in the United States, it will do so through one or more U.S. registered broker-dealers as permitted by NASD regulations.

We will pay transaction expenses, estimated to be approximately $200,000, relating to the offering of the notes.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of the notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the notes to the public in that Relevant Member State at any time: (a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities; (b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or (c) in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive. The expression an “offer of the notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that: (a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and (b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Each underwriter has represented and agreed that it has not offered or sold, and will not offer or sell, any notes by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the notes may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

The notes have not been and will not be registered under the Securities and Exchange Law of Japan (the “Securities and Exchange Law”) and each underwriter has represented and agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Each underwriter has represented and agreed that this prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Each underwriter has represented and agreed that it has not offered, sold or delivered and will not offer, sell or deliver any of the notes directly or indirectly or distribute this prospectus supplement and the accompanying prospectus or any other offering material relating to the notes in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on us except as set forth in the underwriting agreement and the pricing agreement.

We have been advised by the underwriters that they intend to make a market in the notes of such series, but they are not obligated to do so and may discontinue such market-making at any time without notice as to the notes of any series or the notes of all series.

The underwriters expect to deliver the notes against payment on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which is the fifth business day following the date of this prospectus supplement. Under Rule 15c6-1 of the SEC under the U.S. Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if any purchaser wishes to trade the notes on the date of this prospectus supplement or on the subsequent day, it will be required, by virtue of the fact that the notes initially will settle on the fifth business day following the date of this prospectus supplement, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.

VALIDITY OF THE NOTES

The validity of the notes will be passed on for us by Andrews Kurth LLP, Dallas, Texas, and for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

GENERAL INFORMATION

Except as disclosed in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference in the accompanying prospectus, no material adverse change has occurred in our consolidated financial position since January 31, 2007.

The notes have been accepted for clearance through DTC, Clearstream and Euroclear and have been assigned the following identification numbers:

	CUSIP Number	ISIN	Common Code
2012 notes	931142 CF8	US931142CF89	029495467
2017 notes	931142 CG6	US931142CG62	029495475
2027 notes	931142 CH4	US931142CH46	029495505

PROSPECTUS

WAL-MART STORES, INC.

DEBT SECURITIES

This prospectus relates to our offer and sale of our debt securities from time to time. The debt securities may be offered in one or more different series, each of which series will have terms and conditions distinct from the terms and conditions of each other series of debt securities offered pursuant to this prospectus. The terms and conditions of each series will be determined at the time we first offer debt securities that are a part of that series, and those terms and conditions may differ from the terms and conditions described in this prospectus. The amount of the debt securities of any series offered and the price at which those debt securities are offered will be determined at the time of each offering.

This prospectus provides you with a description of certain material terms of the debt securities we may offer pursuant to this prospectus. When we make an offering of the debt securities of one or more series, we will provide a prospectus supplement that describes the specific terms and conditions of each series of debt securities being then offered to the extent those terms and conditions are not described in this prospectus or are different from the terms and conditions described in this prospectus. In addition, information in the prospectus supplement may supplement, update or change other information contained in this prospectus, and we may supplement, update or change any of the information contained in this prospectus by incorporating information by reference in this prospectus.

The specific terms of the debt securities of a series being offered and the specific terms of the offering to be described in the prospectus supplement or supplements relating to those debt securities or incorporated by reference herein will include:

•	the price at which those debt securities are being offered to the public;

•	the currency in which the debt securities of that series are denominated;

•	the maturity date of the debt securities of that series;

•	the interest rate or rates for the debt securities of that series, which may be fixed or variable;

•	the times for payment of principal, interest and any premium with respect to the debt securities of that series;

•	any redemption provisions of the debt securities of that series in addition to those described herein; and

•	whether the debt securities then being offered will be listed on any stock exchange.

A prospectus supplement may also contain other important information concerning our company, the debt securities being offered or the offering, including certain U.S. federal income tax consequences other than those described in this prospectus and, in certain circumstances, the consequences under the tax laws of other countries to which you may become subject if you acquire the debt securities being offered by means of that prospectus supplement and this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is December 21, 2005.

ABOUT THIS PROSPECTUS

This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission using the “shelf” registration process. By using a shelf registration statement, we may offer and sell, from time to time, in one or more offerings debt securities described in this prospectus. No limit exists on the aggregate amount of the debt securities we may sell pursuant to the Registration Statement.

For further information about our company and business and the debt securities, you should refer to the registration statement and its exhibits. The exhibits to that registration statement include the full text of the indenture pursuant to which any debt securities offered by means of this prospectus will be issued and certain other important documents. Certain terms of the indenture are summarized in this prospectus. Since that summary may not contain all of the information that you may want to have regarding the terms of the indenture, you should review the full text of that indenture and the other documents that are exhibits to the registration statement.

We urge you to read carefully both this prospectus and the prospectus supplement accompanying this prospectus, together with the information incorporated herein by reference as described under the heading “Where You Can Find More Information,” before deciding whether to invest in any of the debt securities being offered. As you read this prospectus, please remember that the specific terms of the debt securities described in the prospectus supplement relating to debt securities being offered to you will supplement and, if applicable, modify or replace the general terms and conditions of the debt securities described in this prospectus. You should read carefully the particular terms of the debt securities described in that prospectus supplement. If differences exist between the information relating to those debt securities contained in the applicable prospectus supplement and similar information contained in this prospectus, the prospectus supplement will control. Thus, certain of the statements made in this prospectus may not apply to the debt securities of a particular series.

We are not offering the debt securities in any jurisdiction in which the offer is not permitted.

In this prospectus and each prospectus supplement relating to the debt securities, unless otherwise specified, the terms “Wal-Mart,” “Wal-Mart Stores,” “we,” “us,” “our” and “our company” refer to Wal-Mart Stores, Inc. and its consolidated subsidiaries.

You should rely only on the information contained or incorporated by reference in this prospectus and in the accompanying prospectus supplement relating to our debt securities being offered to you by means of this prospectus and the accompanying prospectus supplement. We have not authorized anyone to provide you with any inconsistent information.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or the “SEC.” Our filings with the SEC are available to the public through the Internet at the SEC’s website at http://www.sec.gov. Those filings are also available to the public on our website at http://www.walmartstores.com. The information contained in our website is not part of this prospectus, any prospectus supplement or the registration statement of which this prospectus is a part. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference facilities by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available at the office of the New York Stock Exchange. For information on obtaining copies of public filings at the New York Stock Exchange, you should call 212-656-5060.

As permitted by the SEC’s rules, we “incorporate by reference” into this prospectus information contained in certain documents we file with the SEC, which means we disclose to you important information concerning us by referring you to those documents incorporated by reference. Those documents that we are incorporating by reference into this prospectus form an important part of this prospectus.

We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 so long as the registration statement of which this prospectus is a part remains effective.

•	Our Annual Report on Form 10-K for our fiscal year ended January 31, 2005.

•	Our Quarterly Reports on Form 10-Q for our fiscal quarters ended April 30, 2005, July 31, 2005 and October 31, 2005.

•

Our Current Reports on Form 8-K dated March 8, 2005, March 25, 2005, June 8, 2005, June 9, 2005, June 10, 2005, July 31, 2005, August 8, 2005, August 16, 2005 (which report includes disclosure pursuant to Item 8.01 of Form 8-K), August 24, 2005, September 21, 2005, September 27, 2005, September 28, 2005, October 4, 2005, December 12, 2005 and December 20, 2005.

Please note that we will not incorporate by reference into this prospectus any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K that we furnish to the SEC after the date of this prospectus unless, and except to the extent, specified in that Current Report.

The information contained in this prospectus will be updated and supplemented by the information contained in the documents that we file with the SEC in the future, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, that are incorporated by reference in this prospectus as noted above. The information contained in those documents will also be considered to be part of this prospectus and will automatically update and supersede, as appropriate, the information contained in this prospectus and in the documents previously filed with the SEC and incorporated by reference into this prospectus. We may file one or more Current Reports on Form 8-K specifically in connection with a particular offering of debt securities pursuant to this prospectus in order to incorporate by reference in this prospectus information concerning our company, the terms and conditions of the debt securities being then offered or that offering of debt securities to you. When we use the term “prospectus” in this prospectus and any accompanying prospectus supplement, we are referring to this prospectus as updated and supplemented by all information incorporated by reference herein from our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K as described above, as well as from the other documents incorporated by reference in this prospectus as described above.

You can obtain any of our filings incorporated by reference into this prospectus through us, from the SEC or from the New York Stock Exchange as noted above. We will provide to you a copy of any or all of the information incorporated by reference in this prospectus, as well as a copy of the indenture and any other agreements referred to in this prospectus, free of charge. To request any such filing or other documents, you should write or call: Wal-Mart Stores, Inc., 702 S.W. 8th Street, Bentonville, Arkansas 72716, Attention: Investor Relations, Telephone: (479) 273-8446.

CAUTIONARY STATEMENT REGARDING

FORWARD-LOOKING STATEMENTS AND INFORMATION

This prospectus, the accompanying prospectus supplement and the filings and other information incorporated by reference may include or incorporate by reference certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements included or incorporated by reference in this prospectus, the accompanying prospectus supplement or any information incorporated by reference in this prospectus address activities, events or developments that we expect or anticipate will or may occur in the future, including:

•	the amount and nature of future capital expenditures;

•	opening of additional stores and clubs in the United States;

•	opening of additional units in the other countries in which we operate;

•	conversion of our Discount Stores into Supercenters;

•	anticipated levels of change in comparative store sales from one period to another period;

•	our investments in other companies;

•	expansion and other development trends of the retail industry;

•	our business strategy;

•	our financing strategy;

•	expansion and growth of our business;

•	changes in our operations, including the mix of products sold;

•	our liquidity and ability to access the capital markets; and

•	our anticipated earnings per share for certain periods.

Although we believe the expectations expressed in the forward-looking statements included in this prospectus, the accompanying prospectus supplement and any information incorporated by reference into this prospectus are based or will be based on reasonable assumptions within the bounds of our knowledge of our business, a number of factors could cause our actual results to differ materially from those expressed in any of those forward-looking statements.

Our business operations are subject to factors outside our control. Any one, or a combination, of these factors could materially affect our financial performance, business strategy, plans, goals and objectives. These factors include:

•	the cost of goods;

•	labor costs;

•	the availability of qualified associates (employees);

•	transportation costs;

•	the cost of fuel and electricity;

•	the cost of healthcare;

•	competitive pressures;

•	inflation;

•	accident-related costs;

•	consumer buying patterns and debt levels;

•	weather patterns;

•	currency exchange fluctuations;

•	trade restrictions;

•	changes in tariff and freight rates;

•	changes in tax law;

•	the outcome of legal proceedings to which we are a party;

•	unemployment levels;

•	interest rate fluctuations;

•	zoning and land use restrictions;

•	changes in employment legislation; and

•	other capital market, economic and geo-political conditions.

The foregoing list of factors that may affect our performance is not exclusive. Other factors and unanticipated events could adversely affect our business operations and financial performance. The forward-looking statements included in this prospectus, the accompanying prospectus supplement or any information incorporated by reference in this prospectus are based on a knowledge of our business and the environment in which we operate and our beliefs and assumptions, but because of the factors described and listed above, actual results may differ materially from those contemplated in the forward-looking statements. Consequently, this cautionary statement qualifies all of the forward-looking statements we make in this prospectus, the accompanying prospectus supplement or any information incorporated by reference in this prospectus. We cannot assure you that the results or developments anticipated by us will be realized or, even if substantially realized, that those results or developments will result in the expected consequences for us or affect us, our business or our operations in the way we expect. You should not place undue reliance on these forward-looking statements.

WAL-MART STORES, INC.

We are the world’s largest retailer as measured by total net sales. We operate retail stores in various formats around the world, serving our customers primarily through the operation of three segments:

•	Wal-Mart Stores, which include our Discount Stores, Supercenters and Neighborhood Markets in the United States;

•	SAM’S Clubs, which include our warehouse membership clubs in the United States; and

•	the international segment of our business.

We currently operate in all 50 states of the United States, Argentina, Brazil, Canada, Germany, Mexico, Puerto Rico, South Korea and the United Kingdom, and in China under joint venture agreements. The units operated by our International Division represent a variety of retail formats. We also own equity interests in The Seiyu, Ltd., a Japanese retail chain. In addition, we have equity interests in Central American Retail Holding Company, which operates supermarkets in Costa Rica, El Salvador, Guatemala, Honduras and Nicaragua.

Wal-Mart Stores, Inc. is the parent company of a group of subsidiary companies, including Wal-Mart.com, Inc., Wal-Mart de Mexico, S.A. de C.V., Asda Group Limited, Sam’s West, Inc., Sam’s East, Inc., Wal-Mart Stores East, LP, Sam’s Property Co., Wal-Mart Property Co., Wal-Mart Real Estate Business Trust and Sam’s Real Estate Business Trust.

Wal-Mart Stores, Inc. was incorporated in the State of Delaware on October 31, 1969.

We maintain our principal executive offices at 702 S.W. 8th Street, Bentonville, Arkansas 72716. Our telephone number there is 479-273-4000. The address of our website is http://www.walmartstores.com.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of our earnings to fixed charges, for the periods indicated:

Nine Months Ended October 31,		Year Ended January 31,
2005	2004	2005	2004	2003	2002	2001
9.2x	10.3x	10.5x	10.5x	9.0x	6.7x	6.5x

For the purpose of computing our ratios of earnings to fixed charges, we define “earnings” to mean our earnings before income taxes and fixed charges, excluding capitalized interest and earnings attributable to minority interests owned by others in our subsidiaries.

We define “fixed charges” to mean:

•	the interest that we pay; plus

•	the capitalized interest that we show on our accounting records; plus

•	amortized premiums, discounts and capitalized expenses related to indebtedness; plus

•	the portion of the rental expense for real and personal property that we believe represents the interest factor in those rentals.

Our fixed charges do not include any dividend requirements with respect to preferred stock because we do not have any shares of preferred stock outstanding.

Certain reclassifications have been made to prior periods to conform to the presentation for the current period. The ratios shown in the table above have been calculated to remove the impact of McLane Company, Inc., a wholly-owned subsidiary that we sold in fiscal year 2004, as a discontinued operation.

The foregoing information will be updated by the information relating to our Ratio of Earnings to Fixed Charges contained in our periodic reports filed with the SEC, which will be incorporated by reference in this prospectus at the time they are filed with the SEC. See “Where You Can Find More Information” regarding how you may obtain access to or copies of those filings.

USE OF PROCEEDS

Except as otherwise specifically described in the accompanying prospectus supplement, we will use the net proceeds from the sale of the debt securities:

•

to repay the short-term borrowings, such as short-term commercial paper indebtedness, that we have incurred for general corporate purposes, including to finance capital expenditures, such as the purchase of land and construction of stores and other facilities, and to finance the acquisition of inventory;

•	to finance acquisitions;

•	to repay long-term debt as it matures or to refinance debt of our subsidiaries;

•	to repay short-term borrowings that we have incurred to acquire other companies and assets;

•	to repay short-term borrowings that we have incurred to acquire our common stock pursuant to our share repurchase program;

•	to meet our other general working capital requirements; and

•	for general corporate purposes.

Before we apply the net proceeds of any sale of our debt securities to one or more of these uses, we may invest those net proceeds in short-term marketable securities.

We may incur from time to time additional debt other than through the offering of debt securities under this prospectus.

DESCRIPTION OF THE DEBT SECURITIES

We have summarized below certain material terms and conditions of the debt securities that we will offer and sell pursuant to this prospectus. The accompanying prospectus supplement describes other material terms and conditions of the particular debt securities of a series being offered and sold by means of this prospectus and that accompanying prospectus supplement. In addition, the terms and conditions of the debt securities of a particular series may be different in one or more respects from the terms and conditions described below. If so, those differences will be described in the accompanying prospectus supplement. We may, but need not, describe any additional or different terms and conditions of such debt securities in an Annual Report on Form 10-K, a Quarterly Report on Form 10-Q or a Current Report on Form 8-K to be filed with the SEC, the information in which would be incorporated by reference in the prospectus. We urge you to review all of our filings with the SEC that are incorporated by reference in this prospectus. See “Where You Can Find More Information” above regarding how you may obtain access to or copies of those filings.

We will issue the debt securities in one or more series under an indenture, dated as of July 19, 2005, between us and J.P. Morgan Trust Company, National Association, as the indenture trustee. The terms and conditions of the debt securities of each series will be set forth in those debt securities and in the indenture. For a complete description of any series of debt securities being offered to you pursuant to this prospectus, you should read both this prospectus and the accompanying prospectus supplement.

A form of each debt security, reflecting the particular terms and provisions of a series of offered debt securities, has been or will be filed with the SEC in connection with the offering and is or will be incorporated by reference in the registration statement of which this prospectus forms a part. You may obtain a copy of the indenture and any form of debt security that has been filed in the manner described under “Where You Can Find More Information” above or by contacting the trustee.

General Terms

The debt securities of each series will constitute our senior, unsecured and unsubordinated debt obligations and will rank equally among themselves and with all of our existing and future senior, unsecured and unsubordinated debt obligations. Consequently, the holders of the debt securities of such series will have a right to payment equal to that of our other unsecured creditors.

The debt securities of each series will be issued in fully registered form without interest coupons. We currency anticipate that the debt securities of each series offered and sold pursuant to this prospectus will trade in book-entry form only, and will be issued in definitive (paper) form only as global debt securities to a depository as described under “Book-Entry Issuance.” Debt securities denominated in United States dollars will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof. If the debt securities of a series are denominated in a foreign or composite currency, each prospectus supplement relating to those debt securities will specify the denomination or denominations in which those debt securities will be issued.

Unless previously redeemed or purchased and cancelled, we will repay the debt securities of each series at 100% of their principal amount together with accrued and unpaid interest thereon at maturity.

We may, without the consent of the holders of the debt securities of a series, issue additional debt securities ranking equally with and otherwise similar in all respects to the debt securities of that series (except for the public offering price and the issue date) so that those additional debt securities will be consolidated and form a single series with the debt securities of that series previously offered and sold. No additional debt securities may be issued under the indenture if an event of default under the indenture has occurred.

The debt securities will not be convertible or exchangeable or subject to a sinking fund. Except as described below under “—Redemption upon Tax Event” and as may be otherwise specified in the prospectus supplement or supplements relating to the debt securities of a series, we will not have the right to redeem the debt securities of any series offered pursuant to this prospectus. The debt securities will be subject to defeasance as described below under “—Provisions of the Indenture—Legal Defeasance and Covenant Defeasance.”

Notices to holders of the debt securities of a series will be mailed to such holders. Any notice shall be deemed to have been given on the date of mailing and publication or, if published more than once, on the date of first publication.

The terms and conditions of the debt securities of each series offered and sold pursuant to this prospectus, including, among other provisions, the covenants and events of default will differ from the terms and conditions of some other debt securities that we previously have offered and sold and that remain outstanding. For example, the debt securities issued pursuant to the indenture will not have the covenant restricting the grant of liens and cross-default event of default provisions that are contained in some of our outstanding debt securities.

The debt securities of each series will not be listed on any securities or stock exchange except as may be specified in the prospectus supplement or supplements relating to those debt securities.

The indenture is, and the debt securities of each series issued pursuant to the indenture will be, governed by the laws of the State of New York.

Interest and Interest Rates

General

In the prospectus supplement or supplements relating to the debt securities of a series being offered to you, we will designate the debt securities as either debt securities bearing interest at a fixed rate of interest or debt securities bearing interest at a floating rate of interest. Each debt security will begin to accrue interest from the date it is originally issued. Interest on each such debt security will be payable in arrears on the interest payment dates set forth in the relevant prospectus supplement and as otherwise as described below and at maturity or, if earlier, the tax or other redemption date described below. Interest will be payable to the holder of record of the debt securities at the close of business on the record date for each interest payment date, which record dates will be specified in such prospectus supplement. As used in the indenture, the term “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close in The City of New York.

Fixed Rate Debt Securities

If a series of debt securities being offered will bear interest at a fixed rate of interest, the debt securities of that series will bear interest at the annual interest rate specified on the cover page of the prospectus supplement or supplements relating to those debt securities. Interest on those debt securities will be payable semi-annually in arrears on the interest payment dates for those debt securities. If the maturity date, the tax or other redemption date or an interest payment date is not a business day, we will pay principal, premium, if any, the redemption price, if any, and interest on the next business day, and no interest will accrue from and after maturity date, the tax or other redemption date or that interest payment date. Interest on the fixed rate debt securities will be computed on the basis of a 360-day year of twelve 30-day months.

Floating Rate Debt Securities

If a series of debt securities being offered will bear interest at a floating rate of interest, the debt securities of that series will bear interest during each relevant interest period at the rate determined as set forth in the prospectus supplement or supplements relating to those debt securities and as otherwise set forth below. Each floating rate debt security will have an interest rate basis or formula. Unless otherwise specified in the prospectus supplement or supplements relating to those securities, we will base that formula on the London Interbank Offered Rate (LIBOR) for the LIBOR Currency. The “LIBOR Currency” means the currency specified in the accompanying prospectus supplement as to which LIBOR will be calculated or, if no such currency is specified in the accompanying prospectus supplement, U.S. dollars. In the accompanying prospectus supplement, we indicate any spread or spread multiplier that will be applied in the interest rate formula to determine the interest rate applicable in any interest period. Interest will be computed on the basis of the actual number of days during the relevant interest period and a 360-day year.

The floating rate debt securities may have a maximum or minimum rate limitation. In no event, however, will the rate of interest on the notes be higher than the maximum rate of interest permitted by New York law as the that law may be modified by United States law of general application.

J.P. Morgan Trust Company, National Association, acts as the calculation agent for our floating rate debt securities and, in that capacity, will compute the interest accruing on the debt securities.

If any interest payment date for the debt securities of a series bearing interest at a floating rate based on LIBOR (other than the maturity date or the date of a tax or other redemption) would otherwise be a day that is not a business day, then the interest payment date will be postponed to the following date which is a business day, unless that business day falls in the next succeeding calendar month, in which case the interest payment date will be the immediately preceding business day. If the maturity date of such debt securities (or the date of a tax or other redemption, if earlier than the stated maturity date for those debt securities) falls on a day which is not a business day, then we will make the required payment of principal and interest on the following day which is a business day, as if it were made on the date the payment was due. Interest will not accrue as a result of this delayed payment.

The calculation agent will reset the rate of interest on the debt securities of a series bearing interest at a floating rate based on LIBOR on each interest payment date. If any of the interest reset dates for the debt securities is not a business day, that interest reset date will be postponed to the next succeeding business day, unless that day is in the next succeeding calendar month, in which case, the interest reset date will be the immediately preceding business day. The interest rate set for the debt securities on a particular interest reset date will remain in effect during the interest period commencing on that interest reset date. Each interest period will be the period from and including the interest reset date to but excluding the next interest reset date or until the maturity date of the debt securities, as the case may be.

The calculation agent will determine the interest rate applicable to the debt securities bearing interest at a floating rate based on LIBOR on the interest determination date, which will be the second London Business Day immediately preceding the interest reset date. The interest rate determined on an interest determination date will become effective on and as of the next interest reset date. The interest determination date for the interest period commencing on date of issuance of the debt securities is specified in the accompanying prospectus supplement. “London Business Day” means any day on which dealings in deposits in the LIBOR Currency are transacted in the London interbank market.

If the debt securities bear interest at a floating rate based on LIBOR, the calculation agent will determine LIBOR according to the following provisions:

•

The LIBOR Rate for the interest period will be the rate for deposits in the LIBOR Currency having the Index Maturity described in the accompanying prospectus supplement commencing on the second London Business Day immediately following the interest determination date that appears on the page on Bridge Telerate, Inc. (or any successor service) (the “Telerate Page”) specified in the accompanying prospectus supplement for the purpose of displaying the London interbank offered rates of major banks as of 11:00 A.M., London time, on that interest determination date for the LIBOR Currency. The “Index Maturity” is the period to maturity of the debt securities with respect to which the related interest rate basis or formula will be calculated. For example, the Index Maturity could be one month, three months, six months or one year.

•	If the applicable LIBOR rate does not appear on the Telerate Page described above, or if that Telerate Page is unavailable, then the calculation agent will determine LIBOR as follows:

•

The calculation agent will select the principal London offices of four major banks in the London interbank market, and request each bank to provide its offered quotation for deposits in the LIBOR Currency having the applicable Index Maturity commencing on the second London Business Day immediately following the interest determination date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on the interest determination date. Those quotes will be for deposits in a principal amount that is representative for a single transaction in the LIBOR

Currency in the market at that time, but which principal amount shall be no less than $1 million or its then equivalent in the LIBOR Currency if the LIBOR Currency is other than U.S. dollars. If at least two of those banks provide a quotation, the calculation agent will compute LIBOR as the arithmetic mean of the quotations provided.

•

If fewer than two of those banks provide a quotation, the calculation agent will request from three major banks in New York, New York at approximately 11:00 A.M., New York City time, on the interest determination date, quotations for loans having a term equal to the Index Maturity in LIBOR Currency to leading European banks, commencing on the second London Business Day immediately following the interest determination date. These quotes will be for loans in a principal amount that is representative for a single transaction in the market at that time, but which principal amount shall be no less than $1 million or its then equivalent in the LIBOR Currency if the LIBOR Currency is other than U.S. dollars. The calculation agent will compute LIBOR as the arithmetic mean of the quotations provided.

•

If none of the banks chosen by the calculation agent provides a quotation as discussed above, the rate of interest will be the interest rate in effect for the debt securities for the then current interest period.

All percentages resulting from any calculation will be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward. Dollar amounts used in any calculation will be founded to the nearest cent (with one-half cent being rounded upward).

The calculation agent will promptly notify the trustee of each determination of the interest rate. The calculation agent will also notify the trustee of the interest rate, the interest amount, the interest period and the interest payment date related to each interest reset date as soon as such information becomes available. The trustee will make such information available to the holders of the relevant debt securities upon request. The calculation agent’s determination of any interest rate, and its calculation of the amount of interest for any interest period, will be final and binding in the absence of manifest error.

So long as floating rate debt securities are outstanding, we will at all times maintain a calculation agent. We will appoint a bank, trust company, investment banking firm or other financial institution to act as the successor calculation agent to J.P. Morgan Trust Company, National Association or any of its successors in that capacity in the event that:

•	any acting calculation agent is unable or unwilling to act;

•	any acting calculation agent fails duly to establish the floating interest rate for a series of floating rate debt securities; or

•	we propose to remove the calculation agent.

Payment and Paying and Transfer Agent

We will make all payments of principal, premium, if any, redemption price, if any, and interest on the debt securities of each series being offered pursuant to this prospectus to the depository for the debt securities of a series, which may be one of The Depository Trust Company (“DTC”), Clearstream Banking, S.A., Luxembourg (“Clearstream”) or Euroclear Bank S.A./N.V. (the “Euroclear Operator”), as the operator of the Euroclear Clearance System (“Euroclear”), for so long as those debt securities remain in book-entry form. If definitive securities are issued as to the debt securities of any series, we will pay the principal, premium, if any, redemption price, if any and interest on those debt securities by wire transfer in accordance with the instructions given to us by the holders of those debt securities. All other payments with respect to definitive debt securities will be made at the office or agency of the paying agent within New York, New York unless we elect to make interest payments by check mailed to the holders at their address set forth in the register of holders.

We will maintain an office or agency in the Borough of Manhattan, The City of New York, where debt securities of each series may be presented for registration of transfer or for exchange and an office or agency where such debt securities may be presented and surrendered for payment. J.P. Morgan Trust Company, National Association, the trustee under the indenture, will also be the registrar and paying agent for the debt securities of each series unless it resigns from such position or is otherwise replaced in such capacities as provided in the indenture. Holders will not have to pay any service charge for any registration of transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with such registration of transfer.

Same-Day Settlement

The debt securities will trade in the same-day funds settlement system in the United States until maturity. Purchases of debt securities in secondary market trading must be settled in immediately available funds. Secondary market trading in the debt securities between participants in Clearstream and Euroclear will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to eurobonds in immediately available funds. See “Book-Entry Issuance.”

Payment of Additional Amounts

We will pay to the beneficial owner of any debt securities who is a Non-U.S. Person (as defined below) additional amounts as may be necessary so that every net payment of principal and interest on such holder’s debt securities, after deduction or withholding for or on account of any present or future tax, assessment or other governmental charge imposed upon that beneficial owner by the United States or any taxing authority thereof or therein, will not be less than the amount provided in such holder’s debt securities to be then due and payable. We will not be required, however, to make any payment of additional amounts for or on account of:

(a) any tax, assessment or other governmental charge that would not have been imposed but for (1) the existence of any present or former connection between that beneficial owner, or between a fiduciary, settlor, beneficiary of, member or shareholder of, or possessor of a power over, that beneficial owner, if that beneficial owner is an estate, trust, partnership or corporation, and the United States including, without limitation, that beneficial owner, or that fiduciary, settlor, beneficiary, member, shareholder or possessor, being or having been a citizen or resident or treated as a resident of the United States or being or having been engaged in trade or business or present in the United States or (2) the presentation of a debt security for payment on a date more than 30 days after the later of the date on which that payment becomes due and payable and the date on which payment is duly provided for;

(b) any estate, inheritance, gift, sales, transfer, excise, personal property or similar tax, assessment or other governmental charge;

(c) any tax, assessment or other governmental charge imposed on foreign personal holding company income or by reason of that beneficial owner’s past or present status as a passive foreign investment company, a controlled foreign corporation or a personal holding company with respect to the United States or as a corporation that accumulates earnings to avoid United States federal income tax;

(d) any tax, assessment or other governmental charge which is payable otherwise than by withholding from payment of principal or interest on such holder’s debt securities;

(e) any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal or interest on any debt securities if that payment can be made without withholding by any other paying agent;

(f) any tax, assessment or other governmental charge which would not have been imposed but for the failure to comply with certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the United States of the beneficial owner or any holder of the debt securities, if such compliance is required by statute or by regulation of the U.S. Treasury Department as a precondition to relief or exemption from such tax, assessment or other governmental charge;

(g) any tax, assessment or other governmental charge imposed on interest received by (1) a 10% shareholder (as defined in Section 871(h)(3)(B) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and the regulations that may be promulgated thereunder) of our company or (2) a controlled foreign corporation with respect to our company within the meaning of the Code;

(h) any withholding or deduction that is imposed on a payment to an individual and is required to be made pursuant to that European Union Directive relating to the taxation of savings adopted on June 3, 2003 by the European Union’s Economic and Financial Affairs Council, or any law implementing or complying with, or introduced in order to conform to, such Directive; or

(i) any combination of items (a), (b), (c), (d), (e), (f), (g) and (h);

nor will we pay any additional amounts to any beneficial owner or holder of debt securities who is a fiduciary or partnership to the extent that a beneficiary or settlor with respect to that fiduciary, or a member of that partnership or a beneficial owner thereof would not have been entitled to the payment of those additional amounts had that beneficiary, settlor, member or beneficial owner been the beneficial owner of those debt securities.

As used in the preceding paragraph, “Non-U.S. Person” means any corporation, partnership, individual or fiduciary that is, as to the United States, a foreign corporation, a non-resident alien individual who has not made a valid election to be treated as a United States resident, a non-resident fiduciary of a foreign estate or trust, or a foreign partnership, one or more of the members of which is, as to the United States, a foreign corporation, a non-resident alien individual or a non-resident fiduciary of a foreign estate or trust.

Redemption upon Tax Event

The debt securities of a particular series may be redeemed at our option in whole, but not in part, on not more than 60 days’ and not less than 30 days’ notice, at a redemption price equal to 100% of their principal amount (plus any accrued interest and additional amounts then payable with respect to such debt securities), if we determine that as a result of any change or amendment to the laws, treaties, regulations or rulings of the United States or any political subdivision or taxing authority thereof, or any proposed change in such laws, treaties, regulations or rulings, or any change in the official application, enforcement or interpretation of those laws, treaties, regulations or rulings, including a holding by a court of competent jurisdiction in the United States, or any other action, other than an action predicated on law generally known on or before the date of the prospectus supplement relating to the first offer and sale of debt securities of that series except for proposals before the Congress before that date, taken by any taxing authority or a court of competent jurisdiction in the United States, or the official proposal of any action, whether or not such action or proposal was taken or made with respect to us, (A) we have or will become obligated to pay additional amounts as described under “—Payment of Additional Amounts” on any debt securities of that series or (B) there is a substantial possibility that we will be required to pay those additional amounts. Prior to the publication of any notice of such a redemption, we will deliver to the trustee (1) an officers’ certificate stating that we are entitled to effect such a redemption and setting forth a statement of facts showing that the conditions precedent to the right of our company to so redeem have occurred and (2) an opinion of counsel to that effect based on that statement of facts.

Optional Redemption

Redemption at Our Option

If specified in the prospectus supplement or supplements relating to the debt securities of a series, we may elect to redeem all or part of the outstanding debt securities of that series from time to time before the maturity date of the debt securities of that series. Upon such election, we will notify the trustee and the registrar of the redemption date and of the principal amount of debt securities of the series to be redeemed. If less than all the debt securities of the series are to be redeemed, the particular debt securities of the series to be redeemed will be selected by the trustee by such method as the trustee deems fair and appropriate. The price at which any debt securities are to be redeemed will be as specified in or determined in accordance with the terms of those debt securities.

Notice of redemption will be given to each holder of the debt securities to be redeemed not less than 30 nor more than 60 days prior to the date set for such redemption. Such notice will set forth: the date of redemption; the price at which the debt securities will be redeemed; if less than all of the outstanding debt securities of such series are to be redeemed, the identification (and, in the case of partial redemption, the respective principal amounts) of the particular debt securities to be redeemed; the place or places where such debt securities, maturing after the date of redemption, are to be surrendered for payment of the price at which such debt securities will be redeemed; and the CUSIP number and any Euroclear and the Clearstream reference numbers applicable to the debt securities to be redeemed.

At or prior to the opening of business on the date of redemption, we will deposit or cause to be deposited with the trustee or with a paying agent (or, if we are acting as our own paying agent with respect to the debt securities being redeemed, we will segregate and hold in trust as provided in the indenture) an amount of money sufficient to pay the aggregate redemption price of all of the debt securities or the part thereof to be redeemed on that date. On the date of redemption, the price at which the debt securities will be redeemed will become due and payable upon all of the debt securities to be redeemed, and interest, if any, on the debt securities to be redeemed will cease to accrue on and after that date. Upon surrender of any such debt securities for redemption, we will pay those debt securities surrendered at the price set for such redemption.

Any of the debt securities to be redeemed only in part must be surrendered at the office or agency established by us for such purpose, and we will execute, and the trustee will authenticate and deliver to you without service charge, new debt securities of the same series, containing identical terms and conditions, of any authorized denominations as requested by you, in an aggregate principal amount equal to and in exchange for the unredeemed portion of the debt securities you surrender.

Redemption at the Holder’s Option

If specified in the prospectus supplement or supplements relating to the debt securities of a series, the holders of the debt securities will have the option to elect repayment of those debt securities by us prior to the stated maturity of the debt securities of that series at the time or times and subject to the conditions specified in each such prospectus supplement. If the holders of those debt securities have that option, the prospectus supplement or supplements relating to the debt securities of that series will specify the optional repayment date or dates on which the debt security may be repaid and the optional repayment price, or the method by which such price will be determined. The optional repayment price is the price at which, together with accrued interest to the optional repayment date, the debt security may be repaid at the holder’s option on each such optional repayment date.

Any tender of a debt security by the holder for repayment will be irrevocable. Any repayment option of a holder may be exercised by the holder of debt securities for less than the entire principal amount of the debt security, provided that the principal amount of the debt security remaining outstanding after repayment will be an authorized denomination. Upon such partial repayment, the debt securities will be canceled and new debt securities for the remaining principal amount will be issued in the name of the holder of the repaid debt securities.

If debt securities are represented by a global security as described under “Book-Entry Issuance,” the securities depository for the global security or its nominee will be the holder of the debt security and, therefore, will be the only entity that can exercise a right to repayment. In order to ensure that the depository or its nominee will timely exercise a right to repayment relating to a particular debt security, the beneficial owner of the debt security must instruct the broker or other direct or indirect participant in the depository through which it holds an interest in the debt security to notify the depository of its desire to exercise a right to repayment by the appropriate cut-off time for notifying the participant. Different firms have different cut-off times for accepting instructions from their customers. Accordingly, you should consult the broker or other direct or indirect participant through which you hold an interest in a debt security in order to ascertain the cut-off time by which such an instruction must be given for timely notice to be delivered to the appropriate depository.

Provisions of the Indenture

The indenture, which is a contract between us and the trustee, sets forth certain terms and conditions not otherwise set forth in the debt securities of a series. The following discussion summarizes the material provisions of the indenture. We have filed the indenture with the SEC as an exhibit to the registration statement of which this prospectus is a part, and we suggest that you read the indenture in its entirety. We are incorporating by reference the provisions of the indenture referred to by section numbers and summarized below. The following summary is qualified in its entirety by those provisions of each indenture.

General

The indenture does not limit the amount of debt securities that may be issued under it and provides that debt securities may be issued under it from time to time in one or more series. With respect to each particular series of debt securities that we offer by this prospectus, this prospectus and any prospectus supplement relating to debt securities of that series will describe the following terms of each series of debt securities:

•	the title of the series;

•	the maximum aggregate principal amount, if any, established for debt securities of the series;

•	the maximum aggregate initial public offering price, if any, established for the debt securities of the series;

•	the date or dates on which the principal will be paid;

•

the index, formula or other method that we must use to determine the amount of payment of any premium and the conditions pursuant to which and the times at which any premium on the debt securities of the series will be paid;

•

the annual rate or rates, if any, which may be fixed or variable, at which the debt securities of the series shall bear interest, or the method or methods by which the rate or rates, if any, at which the debt securities of the series shall bear interest may be determined;

•	the date or dates from which interest, if any, shall accrue;

•	the dates on which any accrued interest shall be payable and the record dates for the interest payment dates;

•

the percentage of the principal amount at which the debt securities of the series will be issued, and if less than face amount, the portion of the principal amount that will be payable upon acceleration of those debt securities’ maturity or at the time of any prepayment of those debt securities or the method for determining that amount;

•

if we may prepay the debt securities of the series in whole or part, the terms of our prepayment right, the time or times at which any such prepayment may be made, whether the prepayment may be made in whole or may be made in part from time to time and the terms and conditions on which such prepayment may be made, including the obligation to pay any premium or any other make-whole amount in connection with any prepayment;

•	the offices or agencies where the debt securities of the series may be presented for registration of transfer or exchange;

•	the place or places where the principal of, premium, if any, and interest, if any, on debt securities of the series will be paid;

•

if we will have the right to redeem or repurchase the debt securities of the series, in whole or in part, at our option, the terms of our redemption or repurchase right, when those redemptions or repurchases may be made, the redemption or repurchase price or the method or methods for determining the redemption or repurchase price, and any other terms and conditions relating to any such redemption or repurchase by us;

•

if we will be obligated to redeem or repurchase the debt securities of the series in whole or part at any time pursuant to any sinking fund or analogous provisions or without the benefit of any sinking fund or analogous provisions, the terms of our redemption or repurchase obligation, including when and at whose option we will be obligated to redeem or repurchase the debt securities of the series, and the redemption or repurchase price or the method for determining the redemption or repurchase price;

•

if the debt securities of the series will be convertible into or exchangeable for any other of our securities, the terms of the conversion or exchange rights, including when the conversion or exchange right may be exercised, the conversion or exchange price or the ratio or ratios or method of determining the conversion or exchange price or ratios and any other terms and conditions, including anti-dilution terms, upon which conversion or exchange may occur;

•	the denominations in which we will issue debt securities of the series;

•

the currency in which we will pay principal, premium, if any, redemption price, if any, interest and other amounts owing with respect to the debt securities of the series, which may be U.S. dollars, a foreign currency or a composite currency;

•	any index, formula or other method that we must use to determine the amount of any payment of principal or interest on the debt securities of the series;

•	if we are required to pay any additional amounts, the terms of our obligation to pay additional amounts and under what conditions we will be required to pay such amounts;

•	whether the debt securities of the series will be issued in certificated or book-entry form;

•	any addition to, or change in, the events of default with respect to, or covenants relating to, the debt securities in the series;

•	whether the debt securities of the series will be subject to defeasance as provided in the indenture; and

•	any other specific terms and conditions of the series of debt securities.

(Section 3.01)

If we sell any series of debt securities for, that we may pay in, or that are denominated in, one or more foreign currencies, currency units or composite currencies, we will disclose any material applicable restrictions, elections, tax consequences, specific terms and other information with respect to that series of debt securities and the relevant currencies, currency units or composite currencies in each prospectus supplement relating to that series.

We may offer and sell series of the debt securities as original issue discount securities, as securities bearing no interest, or as securities bearing interest at a rate that at the time of issuance is below market rates. We may also sell debt securities of a series at a substantial discount below their stated principal amount. We will describe the income tax consequences and other special considerations applicable to any such securities or sales in each prospectus supplement relating to that series.

Conversion or Exchange Rights

Debt securities offered by this prospectus may be convertible into or exchangeable for other securities, including, for example, shares of our equity securities. We will describe the terms and conditions of conversion or exchange and the income tax consequences and other special considerations applicable to any conversion or exchange in each prospectus supplement relating to that series. The terms and conditions relating to any conversion or exchange provisions will include, among others, the following:

•	the conversion or exchange price or prices, the conversion or exchange ratio or ratios or the method of determining the conversion or exchange price or prices or ratio or ratios;

•	the conversion or exchange period;

•	provisions regarding our ability or the ability of the holder to convert or exchange the debt securities;

•	events requiring adjustment to the conversion or exchange price; and

•	provisions affecting conversion or exchange in the event of our redemption of the debt securities.

Events of Default and Waiver

An event of default with respect to debt securities of a series issued will occur if:

•	we fail to pay interest on any outstanding debt securities of that series when it is due and payable and that failure continues for 30 days;

•	we fail to pay principal of, or premium, if any, on any outstanding debt securities of that series when it is due and payable;

•

we fail to perform or we breach any covenant or warranty in the indenture with respect to any outstanding debt securities of that series and that failure continues for 90 days after we receive written notice of that default;

•	certain events of bankruptcy, insolvency or reorganization occur with respect to us; or

•	any other event occurs that is designated as an event of default with respect to the particular series of debt securities when that particular series of debt securities is established.

(Section 7.01)

An event of default with respect to a particular series of debt securities issued under the indenture does not necessarily constitute an event of default with respect to any other series of debt securities issued under the indenture.

If an event of default with respect to any series of outstanding debt securities occurs and is continuing (other than an event of default relating to certain events of bankruptcy, insolvency or reorganization with respect to us), the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount of the outstanding debt securities of that series to be immediately due and payable. If an event of default relating to certain events of bankruptcy, insolvency or reorganization with respect to us occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all of the debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders of the debt securities. (Section 7.02)

The holders of a majority in aggregate principal amount of the outstanding debt securities of a series may waive an event of default resulting in acceleration of the debt securities of that series and rescind and annul that acceleration, but only if all other events of default with respect to the debt securities of that series have been remedied or waived and all payments due with respect to the debt securities of that series, other than those due as a result of acceleration, have been made. (Section 7.02) If an event of default occurs and is continuing with respect to the debt securities of a series, the trustee may, in its discretion, and will, at the written request of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of that series and upon reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request and subject to certain other conditions set forth in the indenture, proceed to protect the rights of the holders of the debt securities of that series. (Section 7.03; Section 7.12) The holders of a majority in aggregate principal amount of the debt securities of that series may waive any past default under the indenture and its consequences except a default in the payment of principal of, premium, if any, or interest on, those debt securities and any covenant or provision of the indenture that cannot be waived without the consent of each holder of debt securities of that series. Upon such a waiver, the default and any event of default arising out of the default will be deemed cured for all purposes of the debt securities of that series. (Section 7.13)

The indenture provides that upon the occurrence of an event of default arising out of our failure to pay interest when due on the debt securities of a series or our failure to pay the principal or premium, if any, on the debt securities of a series at their maturity, we will, upon the trustee’s demand, pay to the trustee for the benefit of the holders of the outstanding debt securities of that series, the whole amount then due and payable on the debt securities of that series for principal, premium, if any, and interest. The indenture also provides that if we fail to pay such amount forthwith upon such demand, the trustee may, among other things, institute a judicial proceeding for the collection of those amounts. (Section 7.03)

The indenture also provides that, notwithstanding any other provision of the indenture, the holder of any debt securities of a series will have the right to institute suit for the enforcement of any payment of principal of, and interest on, the debt securities of that series or any redemption price or repurchase price when due and that that right will not be impaired without the consent of that holder. (Section 7.08)

The trustee is required, within 90 days after the occurrence of a default with respect to the debt securities of a series, to give to the holders of the debt securities of that series notice of all uncured defaults with respect to the debt securities of that series known to it. However, except in the case of default in the payment of principal or interest on any of the debt securities of that series, the trustee will be protected in withholding that notice if the trustee in good faith determines that the withholding of that notice is in the interest of the holders of the debt securities of that series. The term “default,” for the purpose of this provision only, means the occurrence of any event that is or would become, after notice or the passage of time or both, an event of default with respect to that series. (Section 8.02)

We are required to file annually with the trustee a written statement as to the existence or non-existence of defaults under the indenture or any series of debt securities. (Section 5.05)

Legal Defeasance and Covenant Defeasance

We may, at our option and at any time, elect to have all of the obligations discharged with respect to the outstanding debt securities or as to any series thereof, except for:

•	the rights of holders of debt securities to receive payments of principal and interest from the trust referred to below when those payments are due;

•

our obligations respecting the debt securities concerning issuing temporary debt securities, registration of transfers of debt securities, mutilated, destroyed, lost or stolen debt securities, the maintenance of an office or agency for payment and money for payments with respect to the debt securities being held in trust;

•	the rights, powers, trusts, duties and immunities of the trustee and our obligations in connection therewith; and

•	the provisions of the indenture relating to such a discharge of obligations.

We refer to a discharge of this type as “legal defeasance.” (Section 11.02)

In addition, other than our covenant to pay the amounts due and owing with respect to a series of debt securities, we may elect to have our obligations as the issuer of a series of debt securities released with respect to covenants relating to that series of debt securities. Thereafter, any failure to comply with those obligations will not constitute a default or event of default with respect to the debt securities of that series. If such a release of our covenants occurs, our failure to perform or our breach of the covenants or warranties defeased will no longer constitute an event of default with respect to those debt securities. We refer to a discharge of this type as “covenant defeasance.” (Section 11.03)

To exercise either of the rights we describe above, certain conditions must be met, including:

•

we must irrevocably deposit with the trustee, in trust for the debt security holders’ benefit, moneys in the currency in which the debt securities are denominated, securities issued by a government, governmental agency or central bank of the country in whose currency the debt securities are denominated, or a combination of cash and such securities, in amounts sufficient to pay the principal of and interest on all of the then outstanding debt securities to be affected by the defeasance at their stated maturity;

•

the trustee must receive an opinion of counsel confirming that the holders of the outstanding debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of that legal defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if that defeasance had not occurred, which opinion, only in the case of the legal defeasance of the debt securities of a series, will be based on a ruling of the Internal Revenue Service or a change in federal income tax law to that effect occurring after the date of the indenture;

•	no default or event of default exists on the date of such deposit, subject to certain exceptions; and

•

the trustee must receive an opinion of counsel to the effect that, after the ninety-first day following the deposit, the trust funds will not be part of any “estate” formed by the bankruptcy or reorganization of the party depositing those funds with the trustee or subject to the “automatic stay” under the United States Bankruptcy Code or, in the case of covenant defeasance, will be subject to a first priority lien in favor of the trustee for the benefit of the holders.

(Section 11.04)

Satisfaction and Discharge

If we so request, the indenture will cease to be of further effect, other than as to certain rights of registration of transfer or exchange of the debt securities, as provided for in the indenture, and the trustee, at our expense, will execute proper instruments acknowledging satisfaction and discharge of the indenture and the debt securities when:

•

either all the debt securities previously authenticated and delivered under the indenture, other than destroyed, lost or stolen securities that have been replaced or paid and debt securities that have been subject to defeasance, have been delivered to the trustee for cancellation; or

•

all of the securities issued under the indenture not previously delivered to the trustee for cancellation have become due and payable, will become due and payable at their stated maturity within 60 days or will become due and payable at redemption within 60 days under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in our name and expense; and

•

in each of the foregoing cases, we have irrevocably deposited or caused to be deposited with the trustee in trust for the purpose, an amount sufficient to pay and discharge the entire indebtedness arising under the debt securities issued pursuant to the indenture not previously delivered to the trustee for cancellation, for principal and premium, if any, on and interest on those securities to the date of such deposit (in the case of debt securities that have become due and payable) or to the stated maturity of these securities or redemption date, as the case may be; and

•	we have paid or caused to be paid all sums payable under the indenture by us; and

•	no default or event of default then exists; and

•

we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided in the indenture relating to the satisfaction and discharge of the indenture and the securities issued under the indenture have been complied with.

(Section 11.08)

Modification of the Indenture

The indenture provides that, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each affected series, modifications and alterations of the indenture may be made that affect the rights of the holders of such debt securities. However, no such modification or alteration may be made without the consent of each holder of debt securities affected if the modification or alteration would, among other things:

•

change the maturity of the principal of, or of any installment of interest on, any such debt securities, or reduce the principal amount of any such debt securities, or change the method of calculation of interest or the currency of payment of principal or interest on, or reduce the minimum rate of interest thereon, or impair the right to institute suit for the enforcement of any such payment on or with respect to any such holder’s debt securities, or

•	reduce the above-stated percentage in principal amount of outstanding debt securities required to modify or alter the indenture.

(Section 9.02)

The trustee and we, without the consent of the holders of the debt securities, may execute a supplemental indenture to, among other things:

•	evidence the succession of another corporation to us and the successor’s assumption to our respective covenants with respect to the debt securities and the indenture;

•

add to our covenants further restrictions or conditions that our board of directors and the trustee consider to be for the protection of holders of all or any series of the debt securities and to make the occurrence of a default in any of those additional covenants, restrictions or conditions a default or an event of default under the indenture subject to certain limitations;

•	cure ambiguities or correct or supplement any provision contained in the indenture or any supplemental indenture that may be defective or inconsistent with another provision;

•	add additional events of default with respect to all or any series of the debt securities;

•	add to, change or eliminate any provision of the indenture provided that the addition, change or elimination will not affect any outstanding debt securities;

•	establish new series of debt securities and the form or terms of such series of debt securities and to provide for the issuance of securities of any series so established; and

•	evidence and provide for the acceptance of appointment of a successor trustee and to change the indenture as necessary to have more than one trustee under the indenture.

(Section 9.01)

Amalgamation, Consolidation, Merger or Sale of Assets

The indenture provides that we may, without the consent of the holders of any of the outstanding debt securities of any series, amalgamate, consolidate with, merge into or transfer our assets substantially as an entirety to any person, provided that:

•	any successor to us assumes our obligations on the debt securities and under the indenture;

•	any successor to us must be an entity incorporated or organized under the laws of the United States;

•	after giving effect thereto, no event of default, as defined in the indenture, shall have occurred and be continuing; and

•	certain other conditions under the indenture are met.

Any such amalgamation, consolidation, merger or transfer of assets substantially as an entirety that meets the conditions described above would not constitute a default or event of default that would entitle holders of the debt securities or the trustee, on their behalf, to take any of the actions described above under “Events of Default and Waiver.” (Section 10.01; Section 10.02)

No Limitations on Additional Debt and Liens

The indenture does not contain any covenants or other provisions that would limit our right to incur additional indebtedness, enter into any sale and leaseback transaction or grant liens on our assets.

Indenture Trustee

J.P. Morgan Trust Company, National Association, is the trustee under the indenture and will also be the registrar and paying agent for each series of debt securities offered and sold pursuant to this prospectus unless otherwise noted in the prospectus supplement relating to the debt securities of a particular series. The trustee is a national banking association with its principal offices in Los Angeles, California, although we anticipate that the trustee will administer the debt securities of each series issued under the indenture through its Chicago, Illinois, office.

The trustee has two main roles under the indenture. First, the trustee can enforce your rights against us if an event of default, as described above under “Events of Default and Waiver,” occurs. Second, the trustee performs certain administrative duties related to the debt securities of each series for us. The trustee is entitled, subject to the duty of the trustee during a default to act with the required standard of care, to be indemnified by the holders of the debt securities before proceeding to exercise any right or power under the indenture at the request of those holders. The indenture provides that the holders of a majority in principal amount of the debt securities may direct, with regard to that series, the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities, although the trustee may decline to act if that direction is contrary to law or if the trustee determines in good faith that the proceeding so directed would be illegal or would result in personal liability to it.

We have previously issued under the indenture, and there were outstanding at the date of this prospectus, an aggregate of $4.8 billion of our senior unsecured debt securities. J.P. Morgan Trust Company, National Association (as successor to Bank One Trust Company, N.A. or The First National Bank of Chicago) also serves as trustee under other indentures under which we have issued debt securities.

We expect to maintain commercial and investment banking relationships in the ordinary course of business with JPMorgan Chase Bank, National Association and J.P. Morgan Securities Inc., affiliates of J.P. Morgan Trust Company, National Association. J.P. Morgan Securities Inc. has been an underwriter of certain offerings of our debt securities in the past, and we anticipate that they may be an underwriter in future offerings of our debt securities.

BOOK-ENTRY ISSUANCE

Unless otherwise provided in the related prospectus supplement, the debt securities of each series offered by means of this prospectus will be issued in the form of one or more fully registered global debt securities, without coupons, each of which we refer to as a “global security.” Each such global security will be registered in the name of a depositary or a nominee of a depositary and held through one or more international and domestic clearing systems, principally the book-entry systems operated by DTC in the United States and by Euroclear and Clearstream in Europe. No person who acquires an interest in these global securities will be entitled to receive a certificate or other instrument representing the person’s interest in the global securities except as set forth herein under “—Definitive Debt Securities” or in the accompanying prospectus supplement. Unless and until definitive debt securities are issued, all references to actions by holders of debt securities issued in global form refer to actions taken by DTC, Euroclear or Clearstream, as the case may be, upon instructions from their respective participants, and all references herein to payments and notices to the holders refer to payments and notices to DTC, its nominee, Euroclear or Clearstream, as the case may be, as the registered holder of the offered debt securities. Electronic securities and payment transfer, processing, depositary and custodial links have been established among these systems and others, either directly or indirectly, which enable global securities to be issued, held and transferred among these clearing systems through these links.

Although DTC, Euroclear and Clearstream have agreed to the procedures described below in order to facilitate transfers of global securities among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform these procedures, and these procedures may be modified or discontinued at any time. Neither we nor the trustee or any registrar and transfer agent with respect to our debt securities of any series offered by means of this prospectus will have any responsibility for the performance by DTC, Euroclear, Clearstream or any of their respective direct or indirect participants of their respective obligations under the rules and procedures governing DTC’s, Euroclear’s or Clearstream’s operations.

Unless otherwise specified in the prospectus supplement or supplements relating to the debt securities of a series, those debt securities in the form of one or more global securities will be registered in the name of DTC or a nominee of DTC. Where appropriate with respect to the debt securities of a series being offered and sold by means of this prospectus, links will be established among DTC, Euroclear and Clearstream to facilitate the initial issuance of any of those debt securities sold outside of the United States and cross-market transfers of those debt securities associated with secondary market trading. While the following information in this prospectus concerning DTC, Euroclear and Clearstream and their respective book-entry systems has been obtained from sources that we believe to be reliable, we take no responsibility for the accuracy of that information.

DTC

DTC has advised us as follows: DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations, referred to as “direct DTC participants,” and to facilitate the clearance and settlement of securities transactions between direct DTC participants through electronic book-entry changes in accounts of the direct DTC participants, thereby eliminating the need for physical movement of certificates. Direct DTC participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to the DTC system is also available to others, referred to as “indirect DTC participants,” for example, securities brokers and dealers, banks, trust companies and clearing corporations, that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly.

Beneficial interests in a global security will be shown on, and transfers of beneficial interests in the global security will be made only through, records maintained by DTC and its participants, both direct and indirect. When you purchase debt securities through the DTC system, the purchases must be made by or through a direct DTC participant, which will receive credit for the debt securities in its account on DTC’s records. When you actually purchase the debt securities, you will become their beneficial owner. Your ownership interest will be recorded only on the direct or indirect DTC participants’ records. DTC will have no knowledge of your individual ownership of the debt securities. DTC’s records will show only the identity of the direct DTC participants and the amount of the debt securities held by or through them.

You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You should instead receive these confirmations and account statements from the direct or indirect DTC participant through which you purchase the debt securities. The direct or indirect DTC participants are responsible for keeping accurate account of the holdings of their customers. The trustee will wire payments on the debt securities to the DTC nominee that is the registered holder of the debt securities. The trustee and we will treat DTC or its nominee as the owner of each global security for all purposes. Accordingly, the trustee, any paying agent and we will have no direct responsibility or liability to pay amounts due on a global security to you or any other beneficial owners in that global security. Any redemption notices will be sent by us directly to DTC, which will, in turn, inform the direct or indirect DTC participants, which will then contact you as a beneficial holder.

Under the rules, regulations and procedures creating and affecting DTC and its operations, DTC is required to make book-entry transfers between direct DTC participants on whose behalf it acts with respect to the debt securities and is required to receive and transmit distributions of principal of and interest on the debt securities. Direct and indirect DTC participants with which investors have accounts with respect to the debt securities similarly are required to make book-entry transfers and receive and transmit payments on behalf of their respective investors.

As DTC can only act on behalf of direct DTC participants, who in turn act on behalf of indirect DTC participants and certain banks, the ability of a person having a beneficial interest in a security held in DTC to transfer or pledge that interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate representing that interest. The laws of some states of the United States require that certain persons take physical delivery of securities in definitive form in order to transfer or perfect a security interest in those securities. Consequently, the ability to transfer beneficial interests in a security held in DTC to those persons may be limited.

DTC has advised us that it will take any action permitted to be taken by a holder of debt securities under the terms and conditions of the debt securities (including, without limitation, the presentation of debt securities for exchange) only at the direction of one or more of the direct DTC participants to whose accounts with DTC interests in the relevant debt securities are credited, and only in respect of the portion of the aggregate principal amount of the debt securities as to which that direct DTC participant or those direct DTC participants has or have given the direction. However, in certain circumstances described below, DTC will exchange the global securities held by it for certificated debt securities, which it will distribute to the direct DTC participants.

It is DTC’s current practice, upon receipt of any payment of distributions or liquidation amounts, to proportionately credit direct DTC participants’ accounts on the payment date based on their holdings of the relevant securities. In addition, it is DTC’s current practice to pass through any consenting or voting rights to such direct DTC participants by using an omnibus proxy. Consequently, those direct DTC participants should, in turn, make payments to and solicit votes from you, the ultimate owner of debt securities, based on their customary practices. Payments to you with respect to your beneficial interest in any debt securities will be the responsibility of the direct and indirect DTC participants and not of DTC, the trustee or our company.

Euroclear

Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thus eliminating the need for physical movement of certificates and risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled through Euroclear in many currencies, including United States dollars and Japanese yen. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC.

Euroclear is operated by the Euroclear Operator under a contract with Euroclear Clearance System plc, a U.K. corporation, or the “Euroclear Clearance System.” The Euroclear Operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not Euroclear Clearance System. The Euroclear Clearance System establishes policy for Euroclear on behalf of

Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters of the debt securities offered by this prospectus or one or more of their affiliates. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. Euroclear is an indirect DTC participant.

The Euroclear Operator is a Belgian bank, which is regulated and examined by the Belgian Banking Commission and the National Bank of Belgium.

The Terms and Conditions Governing Use of Euroclear, the related Operating Procedures of Euroclear and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern transfers of securities and cash within Euroclear, withdrawal of securities and cash from Euroclear and receipts of payments with respect to securities in Euroclear.

All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding securities through Euroclear participants.

Distributions with respect to debt securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with Euroclear’s terms and conditions, to the extent received by the Euroclear Operator and by Euroclear.

Euroclear will record the ownership interests of its participants in much the same way as does DTC. If DTC is the depository for the debt securities of a series, it will record the total ownership of any of the debt securities of the U.S. agent of Euroclear as a participant in DTC. When debt securities are to be transferred from the account of a direct DTC participant to the account of a Euroclear participant, the purchaser must send instructions to Euroclear through an Euroclear participant at least one day prior to settlement. Euroclear will instruct its U.S. agent to receive debt securities against payment. After settlement, Euroclear will credit its participant’s account with the interest in the debt securities purchased. Credit for the debt securities will appear on the next day (European time).

In instances in which the debt securities of a series are held by DTC or its nominee, settlement will take place during New York business hours. Direct DTC participants will be able to employ their usual procedures for sending debt securities to the relevant U.S. agent acting for the benefit of Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. As a result, to the direct DTC participant, a cross-market transaction will settle no differently than a trade between two direct DTC participants.

When a Euroclear participant wishes to transfer debt securities to a direct DTC participant, the seller will be required to send instructions to Euroclear through an Euroclear participant at least one business day prior to settlement. In these cases, Euroclear will instruct its U.S. agent to transfer these debt securities against payment for them. The payment will then be reflected in the account of the Euroclear participant the following day, with the proceeds back-valued to the value date, which would be the preceding day, when settlement occurs in New York. If settlement is not completed on the intended value date, that is, the trade fails, proceeds credited to the Euroclear participant’s account will instead be valued as of the actual settlement date.

You should be aware that you will only be able to make and receive deliveries, payments and other communications involving the debt securities through Euroclear on the days when Euroclear is open for business. Euroclear may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time zone differences, problems may occur when completing transactions involving Euroclear on the same business day as in the United States.

Clearstream

Clearstream was incorporated as a limited liability company under Luxembourg law. Clearstream is owned by Cedel International, société anonyme, and Deutsche Börse AG. The shareholders of these two entities are banks, securities dealers and financial institutions. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream customers through electronic book-entry changes in accounts of Clearstream customers, thus eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities, securities lending and borrowing and collateral management. Clearstream interfaces with domestic markets in a number of countries. Clearstream has established an electronic bridge with the Euroclear Operator to facilitate settlement of trades between Clearstream and Euroclear.

As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. In the United States, Clearstream participants are limited to securities brokers and dealers and banks, and may include the underwriters of the debt securities offered by means of this prospectus or one or more of their affiliates. Other institutions that maintain a custodial relationship with a Clearstream participant may obtain indirect access to Clearstream. Clearstream is an indirect DTC participant.

Distributions with respect to the debt securities held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by Clearstream.

Clearstream will record the ownership interests of its participants in much the same way as does DTC. If DTC is the depository for the debt securities of a series, it will record the total ownership of any of the debt securities of the U.S. agent of Clearstream as a participant in DTC. When debt securities are to be transferred from the account of a direct DTC participant to the account of a Clearstream participant, the purchaser must send instructions to Clearstream through a Clearstream participant at least one day prior to settlement. Clearstream will instruct its U.S. agent to receive debt securities against payment. After settlement, Clearstream will credit its participant’s account with the interest in the debt securities. Credit for the debt securities will appear on the next day (European time).

In instances in which the debt securities of a series are held by DTC or its nominee, settlement will take place during New York business hours. Direct DTC participants will be able to employ their usual procedures for sending debt securities to the relevant U.S. agent acting for the benefit of Clearstream participants. The sale proceeds will be available to the DTC seller on the settlement date. As a result, to the direct DTC participant, a cross-market transaction will settle no differently than a trade between two direct DTC participants.

When a Clearstream participant wishes to transfer debt securities to a direct DTC participant, the seller will be required to send instructions to Clearstream through a Clearstream participant at least one business day prior to settlement. In these cases, Clearstream will instruct its U.S. agent to transfer these debt securities against payment for them. The payment will then be reflected in the account of the Clearstream participant the following day, with the proceeds back-valued to the value date, which would be the preceding day, when settlement occurs in New York. If settlement is not completed on the intended value date, that is, the trade fails, proceeds credited to the Clearstream participant’s account will instead be valued as of the actual settlement date.

You should be aware that you will only be able to make and receive deliveries, payments and other communications involving the debt securities through Clearstream on the days when Clearstream is open for business. Clearstream may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time zone differences, problems may occur when completing transactions involving Clearstream on the same business day as in the United States.

Definitive Debt Securities

Debt securities represented by one or more global securities will be exchangeable for definitive debt securities, that is, certificated debt securities, with the same terms in authorized denominations only if:

•

DTC, Euroclear or Clearstream, as the case may be, is unwilling or unable to continue as depositary or ceases to be a clearing agency registered under applicable law, and a successor is not appointed by us within 90 days; or

•	we decide to discontinue the book-entry system; or

•	an event of default has occurred and is continuing with respect to the debt securities.

If the global security is exchanged for definitive debt securities, the trustee will keep the registration books for the debt securities at its corporate office and follow customary practices and procedures regarding those certificated securities.

TAX CONSEQUENCES TO HOLDERS

Unless otherwise disclosed in the prospectus supplement relating to the debt securities of a particular series, the following is a discussion of material U.S. federal income tax consequences of the ownership of debt securities of each series offered by means of this prospectus for beneficial owners of debt securities that purchase the debt securities at their original issuance. Except where noted, this discussion deals only with debt securities held as capital assets and does not deal with special situations. For example, this discussion does not address:

•

tax consequences to beneficial owners of debt securities who may be subject to special tax treatment, such as dealers in securities or currencies, financial institutions, real estate investment trusts, regulated investment companies, tax-exempt entities, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, corporations that accumulate earnings to avoid federal income tax, insurance companies, or, in some cases, an expatriate of the United States or a nonresident alien individual who has made a valid election to be treated as a United States resident;

•	tax consequences to persons holding debt securities as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

•	tax consequences to beneficial owners of debt securities whose “functional currency” is not the U.S. dollar;

•	tax consequences to beneficial owners of debt securities that are “controlled foreign corporations” or “passive foreign investment companies”;

•	tax consequences to beneficial owners of debt securities that are “contingent payment debt instruments”;

•	alternative minimum tax consequences, if any; or

•	any state, local or foreign tax consequences.

If a partnership or an entity treated as a partnership for U.S. federal income tax purposes owns any of the debt securities, the tax treatment of a partner or an equity interest owner of such other entity will generally depend upon the status of the person and the activities of the partnership or other entity treated as a partnership. If you are a partner of a partnership or an equity interest owner of another entity treated as a partnership holding any of the debt securities, you should consult your tax advisors.

The discussion below is based upon the provisions of the Code and regulations, rulings and judicial decisions as of the date of this prospectus supplement. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. The discussion set forth below also assumes that all debt securities issued under this prospectus constitute debt for U.S. federal income tax purposes. If any debt securities do not constitute debt for U.S. federal income tax purposes, the tax consequences of ownership of such debt securities could differ materially from the tax consequences described herein. We will summarize any special United Stated federal tax considerations relevant to a particular issue of the debt securities in the applicable prospectus supplement or supplements.

You should consult your own tax advisors concerning the U.S. federal income tax consequences to you and any consequences arising under the laws of any other taxing jurisdiction.

Consequences to United States Holders

The following is a discussion of the material U.S. federal income tax consequences that will apply to you if you are a United States holder of debt securities. Certain consequences to “non-United States holders” of debt securities are described under “—Consequences to Non-United States Holders” below.

“United States holder” means a beneficial owner of debt securities that is:

•	a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state of the United States or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Payments of Interest

Except as described below under “—Original Issue Discount,” interest on debt securities that you beneficially own will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for U.S. federal income tax purposes.

Original Issue Discount

If you own debt securities issued with original issue discount (“OID”), you will be subject to special tax accounting rules, as described in greater detail below. In that case, you should be aware that you generally must include OID in gross income in advance of the receipt of cash attributable to that income. However, you generally will not be required to include separately in income cash payments received on the debt securities, even if denominated as interest, to the extent those payments do not constitute “qualified stated interest,” as defined below. If we determine that a particular debt security will be an OID debt security, we will disclose that determination in the prospectus supplement or supplements relating to those debt securities.

A debt security with an “issue price” that is less than the “stated redemption price at maturity” (the sum of all payments to be made on the debt security other than “qualified stated interest”) generally will be issued with OID if that difference is at least 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity. The “issue price” of each debt security in a particular offering will be the first price at which a substantial amount of that particular offering is sold to the public. The term “qualified stated interest” means stated interest that is unconditionally payable in cash or in property, other than debt instruments of the issuer, and the interest to be paid meets all of the following conditions:

•	it is payable at least once per year;

•	it is payable over the entire term of the debt security; and

•	it is payable at a single fixed rate or, subject to certain conditions, based on one or more interest indices.

If we determine that particular debt securities of a series will bear interest that is not qualified stated interest, we will disclose that determination in the prospectus supplement or supplements relating to those debt securities.

If you own a debt security issued with “de minimis” OID, which is discount that is not OID because it is less than 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity, you generally must include the de minimis OID in income at the time principal payments on the debt securities are made in proportion to the amount paid. Any amount of de minimis OID that you have included in income will be treated as capital gain.

Certain of the debt securities may contain provisions permitting them to be redeemed prior to their stated maturity at our option and/or at your option. OID debt securities containing those features may be subject to rules that differ from the general rules discussed herein. If you are considering the purchase of OID debt securities with those features, you should carefully examine the applicable prospectus supplement or supplements and should consult your own tax advisors with respect to those features since the tax consequences to you with respect to OID will depend, in part, on the particular terms and features of the debt securities.

If you own OID debt securities with a maturity upon issuance of more than one year you generally must include OID in income in advance of the receipt of some or all of the related cash payments using the “constant yield method” described in the following paragraphs. This method takes into account the compounding of interest.

The amount of OID that you must include in income if you are the initial United States holder of an OID debt security is the sum of the “daily portions” of OID with respect to the debt security for each day during the taxable year or portion of the taxable year in which you held that debt security (“accrued OID”). The daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID allocable to that accrual period. The “accrual period” for an OID debt security may be of any length and may vary in length over the term of the debt security, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period is an amount equal to the excess, if any, of:

•

the debt security’s “adjusted issue price” at the beginning of the accrual period multiplied by its yield to maturity, determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period, over

•	the aggregate of all qualified stated interest allocable to the accrual period.

OID allocable to a final accrual period is the difference between the amount payable at maturity, other than a payment of qualified stated interest, and the adjusted issue price at the beginning of the final accrual period. Special rules will apply for calculating OID for an initial short accrual period. The “adjusted issue price” of a debt security at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period, determined without regard to the amortization of any acquisition or bond premium, as described below, and reduced by any payments made on the debt security (other than qualified stated interest) on or before the first day of the accrual period. Under these rules, you will generally have to include in income increasingly greater amounts of OID in successive accrual periods. We are required to provide information returns stating the amount of OID accrued on debt securities held of record by persons other than corporations and other exempt holders.

Floating rate debt securities are subject to special OID rules. In the case of an OID debt security that is a floating rate debt security, both the “yield to maturity” and “qualified stated interest” will be determined solely for purposes of calculating the accrual of OID as though the debt security will bear interest in all periods at a fixed rate generally equal to the rate that would be applicable to interest payments on the debt security on its date of issue or, in the case of certain floating rate debt securities, the rate that reflects the yield to maturity that is reasonably expected for the debt security. Additional rules may apply if either:

•	the interest on a floating rate debt security is based on more than one interest index; or

•	the principal amount of the debt security is indexed in any manner.

This discussion does not address the tax rules applicable to debt securities with an indexed principal amount. If you are considering the purchase of floating rate OID debt securities or securities with indexed principal amounts, you should carefully examine the prospectus supplement or supplements relating to those debt securities, and should consult your own tax advisors regarding the United States federal income tax consequences to you of holding and disposing of those debt securities.

You may elect to treat all interest on any debt securities as OID and calculate the amount includible in gross income under the constant yield method described above. For purposes of this election, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. You must make this election for the taxable year in which you acquired the debt security, and you may not revoke the election without the consent of the Internal Revenue Service (the “IRS”). You should consult with your own tax advisors about this election.

Market Discount

If you purchase debt securities, other than OID debt securities, for an amount that is less than their stated redemption price at maturity, or, in the case of OID debt securities, their adjusted issue price, the amount of the difference will be treated as “market discount” for United States federal income tax purposes, unless that difference is less than a specified de minimis amount. Under the market discount rules, you will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, the debt securities as ordinary income to the extent of the market discount that you have not previously included in income and are treated as having accrued on the debt securities at the time of their payment or disposition. In addition, you may be required to defer, until the maturity of the debt securities or their earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness attributable to the debt securities. You may elect, on a debt security-by-debt security basis, to deduct the deferred interest expense in a tax year prior to the year of disposition. You should consult your own tax advisors before making this election.

Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the debt securities, unless you elect to accrue on a constant interest method. You may elect to include market discount in income currently as it accrues, on either a ratable or constant interest method, in which case the rule described above regarding deferral of interest deductions will not apply. Your election to include market discount in income currently, once made, applies to all market discount obligations acquired by you on or after the first taxable year to which your election applies and may not be revoked without the consent of the IRS. You should consult your own tax advisor before making this election.

Acquisition Premium and Amortizable Bond Premium

If you purchase OID debt securities for an amount that is greater than their adjusted issue price but equal to or less than the sum of all amounts payable on the debt securities after the purchase date other than payments of qualified stated interest, you will be considered to have purchased those debt securities at an “acquisition premium.” Under the acquisition premium rules, the amount of OID that you must include in gross income with respect to those debt securities for any taxable year will be reduced by the portion of the acquisition premium properly allocable to that year.

If you purchase debt securities (including OID debt securities) for an amount in excess of the sum of all amounts payable on those debt securities after the purchase date other than qualified stated interest, you will be considered to have purchased those debt securities at a “premium” and, if they are OID debt securities, you will not be required to include any OID in income. You generally may elect to amortize the premium over the remaining term of those debt securities on a constant yield method as an offset to interest when includible in income under your regular accounting method. In the case of debt securities that provide for alternative payment schedules, bond premium is calculated by assuming that (a) you will exercise or not exercise options in a manner that maximizes your yield, and (b) we will exercise or not exercise options in a manner that minimizes your yield (except that we will be assumed to exercise call options in a manner that maximizes your yield). If you do not elect to amortize bond premium, that premium will decrease the gain or increase the loss you would otherwise recognize on disposition of the debt security. Your election to amortize premium on a constant yield method will also apply to all debt obligations held or subsequently acquired by you on or after the first day of the first taxable year to which the election applies. You may not revoke the election without the consent of the IRS. You should consult your own tax advisor before making this election.

Sale, Exchange and Retirement of Debt Securities

Your tax basis in the debt securities that you beneficially own will, in general, be your cost for those debt securities increased by OID and market discount that you previously included in income, and reduced by any amortized premium and any cash payments received with respect to that debt security other than payments of qualified stated interest.

Upon your sale, exchange, retirement or other taxable disposition of the debt securities, you will recognize gain or loss equal to the difference between the amount you realize upon the sale, exchange, retirement or other disposition (less an amount equal to any accrued stated interest that will be treated as a payment of interest for U.S. federal income tax purposes if not previously taken into income) and your adjusted tax basis in the debt securities. Except as described above with respect to market discount with respect to gain or loss attributable to changes in exchange rates as described below with respect to foreign currency debt securities, that gain or loss will be capital gain or loss. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Extendible Debt Securities, Renewable Debt Securities and Reset Debt Securities

If so specified in the prospectus supplement or supplements relating to the debt securities of a series, we or you may have the option to extend the maturity of those debt securities. In addition, we may have the option to reset the interest rate, the spread or the spread multiplier.

The United States federal income tax treatment of a debt security with respect to which such an option has been exercised is unclear and will depend, in part, on the terms established for such debt securities by us pursuant to the exercise of the option. You may be treated for federal income tax purposes as having exchanged your debt securities for new debt securities with revised terms. If this is the case, you would realize gain or loss equal to the difference between the issue price of the new debt securities and your tax basis in the old debt securities.

If the exercise of the option is not treated as an exchange of old debt securities for new debt securities, you will not recognize gain or loss as a result of such exchange.

Original Issue Discount. The presence of such options may also affect the calculation of OID, among other things. Solely for purposes of the accrual of OID, if we issue debt securities and have an option or combination of options to extend the term of those debt securities, we will be presumed to exercise such option or options in a manner that minimizes the yield on those debt securities. Conversely, if you are treated as having a put option, such an option will be presumed to be exercised in a manner that maximizes the yield on those debt securities. If we exercise such option or options to extend the term of those debt securities, or your option to put does not occur (contrary to the assumptions made), then solely for purposes of the accrual of OID, those debt securities will be treated as reissued on the date of the change in circumstances for an amount equal to their adjusted issue price on the date.

You should carefully examine the prospectus supplement or supplements relating to any such debt securities, and should consult your own tax advisor regarding the United States federal income tax consequences of the holding and disposition of such debt securities.

Foreign Currency Debt Securities

Payments of Interest. Except as described below under “—Original Issue Discount,” if you receive interest payments made in a foreign currency and you use the cash basis method of accounting, you will be required to include in income the U.S. dollar value of the amount received, determined by translating the foreign currency received at the “spot rate” for such foreign currency on the date such payment is received regardless of whether the payment is in fact converted into U.S. dollars. You will not recognize exchange gain or loss with respect to the receipt of such payment.

If you use the accrual method of accounting, you may determine the amount of income recognized with respect to such interest in accordance with either of two methods. Under the first method, you will be required to include in income for each taxable year the U.S. dollar value of the interest that has accrued during such year, determined by translating such interest at the average rate of exchange for the period or periods during which such interest accrued. Under the second method, you may elect to translate interest income at the spot rate on:

•	the last day of the accrual period,

•	the last day of the taxable year if the accrual period straddles your taxable year, or

•	on the date the interest payment is received if such date is within five days of the end of the accrual period.

Upon receipt of an interest payment on such debt securities (including, upon the sale of such debt securities, the receipt of proceeds which include amounts attributable to accrued interest previously included in income), you will recognize ordinary gain or loss in an amount equal to the difference between the U.S. dollar value of such payment (determined by translating the foreign currency received at the “spot rate” for such foreign currency on the date such payment is received) and the U.S. dollar value of the interest income you previously included in income with respect to such payment.

Original Issue Discount. OID on debt securities that are also foreign currency debt securities will be determined for any accrual period in the applicable foreign currency and then translated into U.S. dollars, in the same manner as interest income accrued by a holder on the accrual basis as described above. You will recognize exchange gain or loss when OID is paid (including, upon the sale of such debt security, the receipt of proceeds which include amounts attributable to OID previously included in income) to the extent of the difference between the U.S. dollar value of the accrued OID (determined in the same manner as for accrued interest) and the U.S. dollar value of such payment (determined by translating the foreign currency received at the spot rate for such foreign currency on the date such payment is received). For these purposes, all receipts on a debt security will be viewed:

•	first, as the receipt of any stated interest payments called for under the terms of the debt security,

•	second, as receipts of previously accrued OID (to the extent thereof), with payments considered made for the earliest accrual periods first, and

•	third, as the receipt of principal.

Market Discount and Bond Premium. The amount of market discount on foreign currency debt securities includible in income will generally be determined by translating the market discount determined in the foreign currency into U.S. dollars at the spot rate on the date the foreign currency debt securities are retired or otherwise disposed of. If you have elected to accrue market discount currently, then the amount which accrues is determined in the foreign currency and then translated into U.S. dollars on the basis of the average exchange rate in effect during such accrual period. You will recognize exchange gain or loss with respect to market discount which is accrued currently using the approach applicable to the accrual of interest income as described above.

Bond premium on foreign currency debt securities will be computed in the applicable foreign currency. If you have elected to amortize the premium, the amortizable bond premium will reduce interest income in the applicable foreign currency. At the time bond premium is amortized, exchange gain or loss, which is generally ordinary gain or loss, will be realized based on the difference between spot rates at such time and the time of acquisition of the foreign currency debt securities.

If you elect not to amortize bond premium, you must translate the bond premium computed in the foreign currency into U.S. dollars at the spot rate on the maturity date and such bond premium will constitute a capital loss which may be offset or eliminated by exchange gain.

Sale, Exchange or Retirement. Upon the sale, exchange, retirement or other taxable disposition of foreign currency debt securities, you will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement or other disposition (less an amount equal to any accrued and unpaid interest, which will be treated as a payment of interest for federal income tax purposes) and your adjusted tax basis in the foreign currency debt securities. Your initial tax basis in foreign currency debt securities generally will be your U.S. dollar cost of those foreign currency debt securities. If you purchased foreign currency debt securities with foreign currency, your cost generally will be the U.S. dollar value of the foreign currency amount paid for such foreign currency debt securities determined at the time of such purchase. If your foreign currency debt securities are sold, exchanged or retired for an amount denominated in foreign currency, then your amount realized generally will be based on the spot rate of the foreign currency on the date of sale, exchange or retirement. If you are a cash method taxpayer and the foreign currency debt securities are traded on an established securities market, foreign currency paid or received is translated into U.S. dollars at the spot rate on the settlement date of the purchase or sale. An accrual method taxpayer may elect the same treatment with respect to the purchase and sale of foreign currency debt securities traded on an established securities market, provided that the election is applied consistently.

Subject to the foreign currency rules discussed below and application of the market discount rules, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange, retirement or other disposition, the foreign currency debt securities have been held for more than one year. Capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Gain or loss realized by you on the sale, exchange or retirement of foreign currency debt securities would generally be treated as U.S. source gain or loss.

A portion of your gain or loss with respect to the principal amount of foreign currency debt securities may be treated as exchange gain or loss. Exchange gain or loss will be treated as ordinary income or loss and generally will be U.S. source gain or loss. For these purposes, the principal amount of the foreign currency debt securities are your purchase price for the foreign currency debt securities calculated in the foreign currency on the date of purchase, and the amount of exchange gain or loss recognized is equal to the difference between (i) the U.S. dollar value of the principal amount determined on the date of the sale, exchange, retirement or other disposition of the foreign currency debt securities and (ii) the U.S. dollar value of the principal amount determined on the date you purchased the foreign currency debt securities. The amount of exchange gain or loss will be limited to the amount of overall gain or loss realized on the disposition of the foreign currency debt securities.

Exchange Gain or Loss with Respect to Foreign Currency. Your tax basis in the foreign currency received as interest on foreign currency debt securities will be the U.S. dollar value thereof at the spot rate in effect on the date the foreign currency is received. Your tax basis in foreign currency received on the sale, exchange or retirement of foreign currency debt securities will be equal to the U.S. dollar value of the foreign currency, determined at the time of the sale, exchange or retirement. As discussed above, if the foreign currency debt securities are traded on an established securities market, a cash basis United States holder (or, upon election, an accrual basis United States holder) will determine the U.S. dollar value of the foreign currency by translating the foreign currency received at the spot rate of exchange on the settlement date of the sale, exchange or retirement. Accordingly, your basis in the foreign currency received would be equal to the spot rate of exchange on the settlement date.

Any gain or loss recognized by you on a sale, exchange or other disposition of the foreign currency will be ordinary income or loss and generally will be United States source gain or loss.

Reportable Transactions. Treasury regulations issued under the Code meant to require the reporting of certain tax shelter transactions could be interpreted to cover transactions generally not regarded as tax shelters, including certain foreign currency transactions. Under the Treasury regulations, certain transactions are required to be reported to the IRS, including, in certain circumstances, a sale, exchange, retirement or other taxable disposition of foreign currency debt securities to the extent that such sale, exchange, retirement or other taxable disposition results in a tax loss in excess of a threshold amount. If you are considering the purchase of foreign currency debt securities, you should consult with your own tax advisors to determine the tax return obligations, if any, with respect to an investment in those debt securities, including any requirement to file IRS Form 8886 (Reportable Transaction Disclosure Statement).

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to certain payments of principal, premium, if any, redemption price, if any, OID, if any, interest and other amounts paid to you on the debt securities and to the proceeds of sales of the debt securities made to you unless you are an exempt recipient (such as a corporation). A backup withholding tax may apply to such payments if you fail to provide a correct taxpayer identification number or certification of foreign or other exempt status or fail to report in full dividend and interest income.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Consequences to Non-United States Holders

The following is a discussion of the material U.S. federal income and estate tax consequences that generally will apply to you if you are a non-United States holder of debt securities. A non-United States holder is a beneficial owner of debt securities who is not a United States holder (as defined above) and is not a partnership (or other entity treated as a partnership for U.S. federal income tax purposes).

U.S. Federal Withholding Tax

The 30% U.S. federal withholding tax will not apply to any payment of principal of and, under the “portfolio interest” rule, interest, including OID, on the debt securities, provided that:

•	interest paid on the debt securities is not effectively connected with your conduct of a trade or business in the United States;

•

you do not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of Section 871(h)(3) of the Code and related U.S. Treasury regulations;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

•	you are not a bank whose receipt of interest on the debt securities is described in Section 881(c)(3)(A) of the Code;

•	the interest is not considered contingent interest under Section 871(h)(4)(A) of the Code and the related U.S. Treasury regulations; and

•

(1) you provide your name and address on an IRS Form W-8BEN (or successor form), and certify, under penalty of perjury, that you are not a U.S. person or (2) you hold your debt securities through certain foreign intermediaries, and you satisfy the certification requirements of applicable U.S. Treasury regulations. Special certification rules apply to certain non-United States holders that are entities rather than individuals.

If you cannot satisfy the requirements described above, payments of premium, if any, and interest, including OID, made to you will be subject to the 30% U.S. federal withholding tax (which will be deducted from such interest payments by the paying agent), unless you provide us with a properly executed:

•	IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in the rate of withholding under the benefit of an applicable tax treaty; or

•

IRS Form W-8ECI (or successor form) stating that interest paid on the debt securities is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States as discussed below.

Special certification rules apply to non-United States holders that are pass-through entities rather than corporations or individuals. The 30% U.S. federal withholding tax generally will not apply to any payment of principal that you realize on the sale, exchange, retirement or other taxable disposition of any of the debt securities.

U.S. Federal Income Tax

If you are engaged in a trade or business in the United States and premium, if any, and interest, including OID, on the debt securities is effectively connected with the conduct of that trade or business, you will be subject to U.S. federal income tax on that premium, if any, and interest, including OID, on a net income basis (although you will be exempt from the 30% withholding tax, provided the certification requirements discussed above are satisfied) in the same manner as if you were a U.S. person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with the conduct by you of a trade or business in the United States. For this purpose, premium, if any, and interest, including OID, on debt securities will be included in your earnings and profits.

Any gain realized on the disposition of debt securities generally will not be subject to U.S. federal income tax unless:

•

that gain is effectively connected with your conduct of a trade or business in the United States and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment; or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met.

U.S. Federal Estate Tax

Your estate will not be subject to U.S. federal estate tax on the debt securities beneficially owned by you at the time of your death, provided that any payment to you on the debt securities, including OID, would be eligible for exemption from the 30% U.S. federal withholding tax under the “portfolio interest” rule described above under “—U.S. Federal Withholding Tax,” without regard to the certification requirement described in the sixth bullet point of that section.

Information Reporting and Backup Withholding

Generally, we must report to the IRS and to you the amount of interest, including OID, on the debt securities paid to you and the amount of tax, if any, withheld with respect to such payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, backup withholding will not apply to payments that we make or any of our paying agents (in its capacity as such) makes to you if you have provided the required certification that you are a non-United States holder as described above and provided that neither we nor any of our paying agents has actual knowledge or reason to know that you are a United States holder (as described above).

In addition, you will not be subject to backup withholding and information reporting with respect to the proceeds of the sale of debt securities within the United States or conducted through certain U.S.-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a U.S. person, as defined under the Code, or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

The above discussion of “Certain U.S. Federal Income Tax Consequences to Holders” is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership, or disposition of the debt securities. Prospective purchasers of the debt securities should consult their own tax advisers concerning the tax consequences of their particular situations.

PLAN OF DISTRIBUTION

We may sell the debt securities being offered hereby:

•	directly to purchasers;

•	to or through underwriters;

•	to or through dealers;

•	through agents; or

•	through a combination of any of those methods of sale.

We may effect the distribution of the debt securities from time to time in one or more transactions as follows:

•	at a fixed price or at prices that may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to the prevailing market prices; or

•	at negotiated prices.

We will bear all costs, fees and expenses incurred in connection with the registration of the offering of securities under this prospectus.

Underwritten Offerings

We may offer these debt securities to the public through underwriting syndicates represented by managing underwriters or through underwriters without an underwriting syndicate. If underwriters are used for a sale of debt securities, the debt securities will be acquired by the underwriters for their own account. The underwriters may resell the debt securities in one or more transactions, including in negotiated transactions at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise indicated in the prospectus supplement relating to a particular offering of debt securities, the obligations of the underwriters to purchase the debt securities will be subject to customary conditions precedent and the underwriters will be obligated to purchase all the debt securities offered if any of the debt securities are purchased.

If we use an underwriter or underwriters in the sales of particular debt securities, we will execute an underwriting agreement with those underwriters at the time of sale of those debt securities. The names of the underwriters will be set forth in the prospectus supplement used by the underwriters, in conjunction with this prospectus to resell those debt securities. The compensation of any underwriters will also be set forth in such prospectus supplement. Underwriters may sell the debt securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Any underwriter of debt securities will be an “underwriter,” as defined in the Securities Act of 1933, in connection with the debt securities offered through or by such underwriter. Any discounts or commissions the underwriters receive and any profit they realize on their resale of the debt securities they acquire in any underwritten offering will be deemed to be underwriting discounts or commissions under the Securities Act of 1933.

Underwriters of our debt securities and one or more of their respective affiliates may engage in transactions with, or perform services for, us or any of our subsidiaries in the ordinary course of business.

Dealers, Agents and Direct Sales

We may solicit offers to purchase debt securities of one or more series directly from one or more institutional investors. Offers to purchase debt securities of one or more series may also be solicited by agents designated by us from time to time. Sales of debt securities in such instances may be at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Any agents involved in the offer or sale of debt securities will be named, and any commissions payable by us to those agents, will be set forth in the prospectus supplement relating to the offering of those debt securities.

If dealers are utilized in the sale of the debt securities in respect of which this prospectus is delivered, we will sell those debt securities to those dealers as principals. The dealers may then resell those debt securities to the public at varying prices to be determined by that dealer at the time of resale. Dealers may receive compensation in the form of discounts, concessions or commission from the underwriters and/or commission from purchasers for whom they may act as agents. The applicable prospectus supplement or supplements relating to those debt securities sold by such dealers will include any required information about the compensation received by such dealers in connection with any such offer and sale of our debt securities, including any discounts, commissions, or concessions underwriters allow to participating dealers in connection with an underwritten offering of our debt securities.

One or more dealers, referred to as “remarketing firms,” may also offer or sell the debt securities offered by means of this prospectus, if the accompanying prospectus supplement relating to such offering so indicates. Such offers and sales will be made pursuant to a remarketing arrangement contemplated by the terms of the securities. Remarketing firms will act as principals for their own accounts or as agents in any such remarketing of debt securities. If there is a remarketing arrangement with respect to the particular debt securities described in a prospectus supplement, that prospectus supplement will identify any such remarketing firm and the terms of its agreement, if any, with us and describes the remarketing firm’s compensation.

Any dealers, agents and remarketing firms named in a prospectus supplement relating to the offer and sale or remarketing of our debt securities may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with the debt securities offered thereby. Any discounts, commissions, concessions or other compensation they receive from us or other sources in connection with any such transaction in our debt securities and any profit they realize on their resale of the debt securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

Dealers, agents and remarketing agents through whom any of the debt securities are offered or remarketed or one or more of their respective affiliates may engage in transactions with, or perform services for, us or any of our subsidiaries in the ordinary course of business.

Indemnification

We may agree to indemnify the underwriters, dealers, agents and remarketing firms under underwriting or other agreements entered into in connection with the offer and sale of debt securities against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments that those underwriters, dealers, agents and other persons are required to make relating to those liabilities.

Stabilization and Other Matters

In order to facilitate the offering of the debt securities, an underwriter of the debt securities may engage in transactions that stabilize, maintain or otherwise affect the price of these debt securities or any other debt securities the prices of which may be used to determine payments on these debt securities. Specifically, an underwriter may over-allot debt securities, that is, sell more securities than it is obligated to purchase, in connection with the offering, creating a short position in the debt securities for its own account. In addition, to cover over-allotments or to stabilize the price of the debt securities or of any other debt securities, an underwriter may bid for, and purchase, the debt securities or any other debt securities in the open market. In any offering of the debt securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the debt securities in the offering, if the syndicate repurchases previously distributed debt securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the debt securities above independent market levels or retard a decline in the market price of the debt securities. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

Market for Debt Securities

Except for debt securities issued in connection with a reopening of a previous series, each series of debt securities will be a new issue of the debt securities and will have no established trading market. Any underwriters to whom any of the debt securities are sold for public offering and sale may make a market in such offered securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The debt securities offered in any particular offering may or may not be listed on a securities exchange. We cannot assure you that there will be a market for any of the debt securities offered and sold under this prospectus.

Restrictions on Resale

The accompanying prospectus supplement may set forth restrictions or limitations, or refer to applicable laws or regulations, relating to offers or sales of the debt securities or the distribution of this prospectus and the accompanying prospectus supplement in specified jurisdictions outside the United States.

Electronic Distribution

This prospectus and any accompanying prospectus supplement may be made available in electronic format on the Internet sites of, or through online services maintained by, any of the underwriters, dealers, agents and selling group members participating in connection with any offering or by one or more of their respective affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter, dealer, agent or selling group member, prospective investors may be allowed to place orders online. Any such allocation for online distributions will be made by the underwriter, dealer or agent on the same basis as other allocations.

Other than this prospectus and accompanying prospectus supplement or supplements in electronic format and any electronic road show, the information on the underwriter’s, dealer’s, agent’s or any selling group member’s web site and any information contained in any other web site maintained by the underwriter, dealer, agent or any selling group member is not part of this prospectus, the prospectus supplement or supplements or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters, dealers, agents or any selling group member in its capacity as underwriter, dealer, agent or selling group member and should not be relied upon by investors.

If specified in the prospectus supplement relating to any underwritten offering of the debt securities of a series, one or more of the underwriters with respect to those debt securities may make the debt securities available for distribution on the Internet through a proprietary web site or a third-party system operated by Market Axess Inc., an Internet-based communications technology provider. Market Axess Inc. provides the system as a conduit for communications between underwriters and their customers and will not be a party to any transaction in the debt securities. Market Axess Inc., a registered broker-dealer, will receive compensation from any underwriters making use of its facilities based on transactions those underwriters conduct through Market Axess Inc.’s systems. The underwriters are anticipated to make debt securities available to their customers through Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

Trading Prior to Settlement

The underwriters expect to deliver the notes against payment therefor on or about the date specified on the cover page of the prospectus supplement used along with this prospectus to offer and sell the debt securities being offered to you. That date may be between the third and tenth business day following the date of that prospectus supplement. Under Rule 15c6-1 of the SEC under the U.S. Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the settlement date is later than the third business day following the date of that prospectus supplement, any purchaser who wishes to trade the debt securities on the date of that prospectus supplement or on the subsequent days prior to the settlement date, will be required, by virtue of the fact that the sale of the debt securities initially will settle on such later business day following the date of this prospectus supplement, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.

LEGAL MATTERS

Unless otherwise specified in the accompanying prospectus supplement, Andrews Kurth LLP, Dallas, Texas, will act as our counsel and provide an opinion for us regarding the validity of the debt securities and Simpson Thacher & Bartlett LLP, New York, New York, will act as counsel to the underwriters in any underwritten offer of the debt securities and will pass on the validity of the debt securities for the underwriters.

EXPERTS

The consolidated financial statements of Wal-Mart Stores, Inc. incorporated by reference in Wal-Mart Stores, Inc.’s Annual Report on Form 10-K for the fiscal year ended January 31, 2005 and Wal-Mart’s Stores, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of January 31, 2005 incorporated by reference therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements and management’s assessment are, and audited financial statements and Wal-Mart Stores, Inc. management’s assessments of the effectiveness of internal control over financial reporting to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and management’s assessments, to the extent covered by consents filed with the Securities and Exchange Commission, given on the authority of such firm as experts in accounting and auditing.

$2,250,000,000

Wal-Mart Stores, Inc.

$500,000,000 5.000% Notes Due 2012

$1,000,000,000 5.375% Notes Due 2017

$750,000,000 5.875% Notes Due 2027

PROSPECTUS SUPPLEMENT

March 29, 2007

Joint Book-Running Managers

DEUTSCHE BANK SECURITIES	JPMORGAN	LEHMAN BROTHERS

Senior Co-Managers

CREDIT SUISSE	CITIGROUP	GOLDMAN, SACHS & CO.	UBS INVESTMENT BANK

Co-Managers

BANC OF AMERICA SECURITIES LLC	CASTLEOAK SECURITIES, L.P.
DAIWA SECURITIES AMERICA INC.	DRESDNER KLEINWORT
GUZMAN & COMPANY	HSBC
MITSUBISHI UFJ SECURITIES	MIZUHO SECURITIES USA INC.
SIEBERT CAPITAL MARKETS	SANTANDER INVESTMENT
STANDARD CHARTERED BANK	TD SECURITIES
WACHOVIA SECURITIES